Securities Act File No. 333-186142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A-2

☒ Registration Statement Under the Securities Act of 1933

☒ Pre-effective Amendment No. 2

☐ Post-effective Amendment No.

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

510 Shotgun Road, Suite 110

Sunrise Florida 33325

(Address of Principal Executive Offices)

(954) 423-5345

(Registrant’s Telephone Number, Including Area Code)

Mr. Juan Carlos Ley, Chief Executive Officer

Fuelstream, Inc.

510 Shotgun Road, Suite 110

Sunrise Florida 33325

(Name and Address of Agent for Service)

Copies to:

Kenneth I. Denos, Esq. Kenneth I. Denos, P.C. 11650 South State Street, Suite 240 Draper, UT 84020 Telephone: (801) 816-2511 Facsimile: (801) 816-2599

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount Being Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock ($0.0001 par value)	397,218	$927,503.25	$126.51
(1)	Represents the maximum number of shares to be registered for resale by certain selling shareholders pursuant to the conversion of certain debentures issued by the Registrant. In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(c) based on the average of the bid and asked prices of our common stock as reported on the OTCQB for the five trading days prior to March 11, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We are amending this Registration Statement for the following purposes:

1.	To include an unaudited Statement of Cash Flows for the nine months ended September 30, 2012;
2.	To include exhibits to the Securities Purchase Agreement, dated October 2, 2012 (“SPA”) between the Registrant and Peak One Opportunity Fund, L.P., that is itself included as an exhibit to this Registration Statement;
3.	To provide additional disclosures regarding the Registrant and the debentures issued (and to be issued) by the Registrant pursuant to the SPA;
4.	To provide additional disclosures and to correct other items as requested by the Securities and Exchange Commission;
5.	To reduce the number of shares to be registered hereunder due to:
(i)	an elimination of the shares to be registered in connection with the Effective Debenture (as such term is defined in the SPA); and
(ii)	a good faith estimate of the number of shares that are likely to be issued pursuant to the conversion of the Signing Debenture and the Filing Debenture, as described more fully in the Registration Statement.

This form S-1/A-2 does not reflect events occurring after the original filing of the Registration Statement on January 23, 2013 and no attempt has been made in this Form S-1/A-2 to modify or update other disclosures as presented in our original filing of this Registration Statement. Accordingly, this Form S-1/A-2 should be read in conjunction with our filings with the Securities and Exchange Commission subsequent to such original filing.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, MARCH 22, 2013

Up to 397,218 Shares of Common Stock FUELSTREAM, INC. ________________________________________
This prospectus relates to the resale of shares of common stock of Fuelstream, Inc. (hereafter, “we” “us” “our”, “Fuelstream” or the “Company”) by certain selling stockholders named herein. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. Our common stock is traded on the over-the-counter market under the symbol “FLST”. The closing bid price for our common stock on March 8, 2013 was $2.75 per share, as reported by the OTCQB.

The shares being registered herein are comprised of 34,951 shares of common stock issued to the selling stockholders and 362,267 shares of common stock that are issuable from the conversion of two debentures (collectively, the “Debentures”) we have previously issued to the selling stockholders in the aggregate principal amount of $220,000. The first of the Debentures, in the principal amount of $120,000 (hereafter, the “Signing Debenture”), was issued on October 2, 2012. The second of the Debentures, in the principal amount of $100,000 (hereafter, the “Filing Debenture”), was issued on February 1, 2013. The Debentures are convertible into shares of common stock at the lesser of: (i) $0.90, or (ii) 60% of the lowest bid price during the 20 trading days prior to conversion. Because the ultimate conversion price of the Debentures is unknown, we increased by 48.2% (the standard deviation of our stock price since the date of the Signing Debenture) the number of shares that would be issued to the selling stockholders if the Debentures were converted at $0.90 per share. We caution readers that, although we are registering 362,267 shares, there is no minimum conversion price for the Debentures (and therefore no maximum amount of our shares that may be issued by the conversion of the Debentures) and, therefore the number of shares actually issued from conversion of the Debentures may be substantially greater than the number registered. See “Summary of Debenture Terms” on page 24 for a more complete discussion of these Debentures and the terms by which we may be required to issue additional shares of our common stock.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We expect that we will need approximately $250,000 in capital to continue as a going concern for the next twelve months from the date of this prospectus. We intend to raise capital to fund our operations through sales of aviation fuel, borrowings, and private placements of our common stock.

An investment in our common stock is subject to many risks and an investment in our shares will also involve a high degree of risk. The conversion of the debentures will dilute the ownership interest and voting power of existing stockholders. See “Risk Factors“ on page 3 to read about factors you should consider before purchasing shares of our common stock.

_______________________________________

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the SEC. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is March 22, 2013

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not offering to sell these securities in any jurisdiction where such offering or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS AND PROJECTIONS

All statements contained in this prospectus that are not historical facts, including statements regarding anticipated activity, are “forward-looking statements” within the meaning of the federal securities laws, involve a number of risks and uncertainties and are based on our beliefs and assumptions and information currently available to us. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “objective,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “forecast,” “continue,” “strategy,” or “position” or the negative of such terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	The level of competition in the fuel supply business;
•	Our ability to obtain additional capital to finance the purchase of fuel, the expansion of our business, or to extend terms of credit to our customers;
•	Our reliance upon management and particularly Sean Wagner, our Vice President of Sales, to execute our business plan;
•	The amount of dilution that our shareholders will experience upon conversion of the debentures we have issued;
•	The volatility of our common stock price; and
•	The risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “Fuelstream” and the “Company” refer to Fuelstream, Inc. We refer in this prospectus to our executive officers and other members of our management team, collectively, as “Management.”

Fuelstream was incorporated in the State of Delaware on July 12, 1996. Prior to April 2010, we had operated under the name of “SportsNuts, Inc.” and had been primarily engaged in sports marketing and management. In April 2010, we underwent a reorganization to change our management and business model as further described herein, and changed the Company’s name to “Fuelstream, Inc.” On April 11, 2011, we entered into a joint venture agreement with Aviation Fuel International, Inc., a Florida corporation (“AFI”) and a purchaser and reseller of aviation fuel for commercial and private aircraft. On January 18, 2012, the joint venture was terminated upon completion of the acquisition of AFI, which is now a wholly-owned subsidiary of the Company. You can learn more about us at our website at www.thefuelstream.com. Our website, however, does not constitute a part of this prospectus.

We are an in-wing and on-location supplier and distributor of aviation fuel to corporate, commercial, military, and privately-owned aircraft throughout the world. We also provide a variety of ground services either directly or through our affiliates, including concierge services, passenger and baggage handling, landing rights, coordination with local aviation authorities, aircraft maintenance services, catering, cabin cleaning, customs approvals, and third-party invoice reconciliation. Our personnel assist customers in flight planning and aircraft routing aircraft, obtaining permits, arranging overflies, and flight follow services. We anticipate that worldwide demand for commercial and private air travel will continue to increase and that small fuel resellers such as Fuelstream will be able to compete in this fragmented but highly competitive marketplace by delivering exceptional customer service and competitive pricing.

We are governed by a board of two independent directors, and are managed by Juan Carlos Ley, our Chief Executive Officer and Secretary. Our Vice President of Sales, Sean Wagner, is considered a key member of our staff and is central to our growth and developments plans. Our principal office is located at 510 Shotgun Road, Sunrise Florida 33326. We have six employees and utilize the services of various contract personnel from time to time.

We are filing this prospectus in connection with the issuance of two convertible Debentures in the aggregate principal amount of $220,000. Following the effectiveness of the Registration Statement to which this prospectus forms a part, we may issue a third debenture (the “Effective Debenture”) in the principal amount of $250,000. The Debentures are convertible into shares of common stock of the Company as follows:

Debenture	Principal Amount		Conversion Terms	Number of Shares Received Upon Conversion*
Signing Debenture Filing Debenture	$ $	120,000 100,000	Convertible at the lesser of: (i) $0.90; or (ii) 60% of the lowest bid price during the 20 trading days prior to the date of conversion	197,900 164,667

Effective Debenture		$250,000	Convertible at the lesser of: (i) $1.13; or (ii) 75% of the lowest bid price during the 20 trading days prior to the date of conversion.	329,333
TOTAL		$470,000		691,600

*Assumes that the debentures are converted at the fixed price alternative, and the resulting number is increased by 48.2%, which is the standard deviation of our stock price since the date of the Signing Debenture. However, because the conversion price is undetermined, the shares of common stock that may actually be issued from conversion of the three debentures could be substantially more or less than this number.

This prospectus covers the sale of up to 362,267 shares of common stock that may be issued from conversion of the Signing Debenture and Filing Debenture and sold by the selling stockholders, as well as 34,951 shares of common stock issued to the selling stockholders since the date of the Signing Debenture. This prospectus does not cover the sale of shares that may be issued from conversion of the Effective Debenture.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file quarterly and annual reports, as well as other information with the Securities and Exchange Commission (“SEC”) under File No. 333-14477. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

SUMMARY OF THE OFFERING

Securities Offered	The selling stockholders are offering up to 397,218 shares of our common stock for public and private resale.
Offering Price	The selling stockholders will offer and sell their shares of common stock at a price of $2.30 per share as quoted on the OTCQB, at other prevailing prices, or at privately negotiated prices.
Shares Outstanding

We are authorized to issue 50,000,000 shares of common stock, par value $0.0001 per share. As of the date of this prospectus, we have 15,266,799 shares of common stock outstanding. We have issued two debentures in the aggregate principal amount of $220,000 and may, following the effective date of the Registration Statement to which this prospectus forms a part, issue a third debenture (termed the “Effective Debenture”) in the principal amount of $250,000. The first two debentures are convertible by the holders thereof into shares of our common stock at the lower of: (i) $0.90 per share, or (ii) 60% of the lowest bid price during the 20 trading days prior to conversion. The Effective Debenture is convertible by the holders thereof into shares of our common stock at the lower of: (i) $1.13 per share, or (ii) 75% of the lowest bid price during the 20 trading days prior to conversion. This prospectus covers the sale of up to 397,218 shares of common stock that may be issued from conversion of the first two debentures and sold by the selling stockholders, which also includes 34,951 shares of common stock previously issued to the selling stockholders. However, because the conversion prices of the debentures are undetermined, the shares of common stock that may actually be issued from conversion of the debentures could be substantially more or less than this number. (see “Business – Summary of Debenture Terms” on page 24).

We are also authorized to issue 200 shares of preferred stock, par value $0.0001 per share. All 200 shares of our preferred stock are outstanding and, although our preferred stock is not convertible into common stock and carries no dividend, distribution, or liquidation rights, each share of preferred stock holds 10,000,000 voting rights and is entitled to vote together with our common stock on all matters.

Pursuant to our 2012 Equity Incentive Plan, we have issued 370,000 common stock purchase options to 4 individuals at a weighted-average exercise price of $1.34 per share. We are authorized to award up to 6,000,000 shares of restricted stock or common stock purchase options in any proportion and vest such awards as the board of directors may deem appropriate.

Symbol for Our Common Stock	FLST.
Use of Proceeds	We will not receive any of the proceeds from the sale of our shares by the selling stockholders.
Distribution Arrangements

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCQB or other market or trading platform on which our shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. We will not be involved in any of the selling efforts of the selling stockholders.

Risk Factors	An investment in our common stock is subject to significant risks that you should carefully consider before investing in our common stock. For a further discussion of these risk factors, please see “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in our securities involves certain risks relating to our business and operations. You should carefully consider these risks, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended December 31, 2011 and 2010, as well as our unaudited statements for the nine months ended September 30, 2012, were prepared assuming that we will continue our operations as a going concern. We do not, however, have a history of operating profitably. Consequently, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our continued operations are highly dependent upon our ability to increase revenues, decrease operating costs, and complete equity and/or debt financings. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. We estimate that we will not be able to continue as a going concern after May 31, 2013 unless we are able to secure capital from one of these sources of financing. If we are unable to secure such financing, we may cease operations and investors in our common stock could lose all of their investment.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, and audit committee oversight. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

As a smaller public company, our costs of complying with SEC reporting rules are disproportionately high relative to other larger companies.

Fuelstream is considered a “reporting issuer” under the Securities Exchange Act of 1934, as amended. Therefore, we incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $200,000 per year. In proportion to our operations, these costs are far more significant than our publicly-traded competitors. Unless we are able to reduce these costs or increase our operating revenues, our costs to remain a reporting issuer will limit our ability to use our cash resources for other more productive uses that could provide returns to our shareholders.

We are highly dependent upon a few key fuel supply contracts, the termination of which would have a material adverse effect on our business and financial condition.

Although we intend to grow Fuelstream to become a larger provider of fuel and related services to a wide variety of corporate and individual clients, at present we have a small customer base and are highly dependent upon a few key fuel supply agreements. We are therefore highly dependent upon these agreements. The termination of any of our fuel supply agreements would have a material adverse effect on our business and financial condition, and we cannot guarantee that we will be able to replace any such agreements with other paying customers.

We extend credit to some of our customers in connection with their purchases of fuel and related services from us, and our business, financial condition, results of operations and cash flows will be adversely affected if we are unable to collect accounts receivable.

While some of our customers pre-pay for fuel and related services that we provide, we extend credit to others. One element of our success in attracting new customers has been due, in part, to our willingness to extend credit on an unsecured basis to purchasers that would otherwise be required to prepay or post letters of credit with other of our competitors. Our exposure to credit losses depends on the financial condition of our customers and other factors beyond our control, such as deteriorating conditions in the world economy or in the transportation industry, political instability, terrorist activities, military action and natural disasters in our market areas. The unprecedented levels of disruption and volatility in the credit and financial markets over the past several years have increased our possible exposure to customer credit risk because it has made it harder for our customers to access sufficient capital to meet their liquidity needs. This market turmoil coupled with a reduction of business activity generally increases our risks related to our status as an unsecured creditor of these customers. Credit losses, if significant, would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations.

To expand our business, we require access to capital and credit. We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If we are unable to access lines of credit for fuel purchases, we may be unable to sell fuel to customers who would otherwise be willing to enter into purchase contracts with us. The loss of potential and existing customers because of an inability to finance the purchase of fuel would have a material adverse effect on our financial condition and results of operations.

We are exposed to counterparty risk in connection with certain of our contracts. The soundness of our counterparties, which include our customers and suppliers, could adversely affect us.

We operate principally in the aviation services industry and have exposure to our customers and suppliers in this industry. As part of our business, we offer our customers various pricing structures for fuel purchases, as well as ancillary products and services incidental to air travel and logistics. For example, in the ordinary course of business we may enter into fixed forward pricing contracts with our customers and suppliers under which we agree to sell or purchase, as the case may be, fuel at fixed prices and they agree to purchase or sell, as the case may be, fixed volumes of fuel during the term of the contract. If there is a significant fluctuation in the price of fuel, there is a risk they could decide to, or be forced to, default under their obligations to us. Even if the counterparty to a fixed forward pricing contract does not default, if a customer has agreed to purchase fuel from us at a fixed price and the price of fuel subsequently drops, we will be, in effect, extending unsecured credit to that customer at the time the fuel is purchased. If such customer is not creditworthy or is unable to pay us, we may suffer losses from such agreements and our operating results and financial condition would likely be materially adversely affected.

We face exposure from changes in fuel prices because we do not employ hedging strategies.

Fuel prices have been extremely volatile in the recent past, are likely to continue to be volatile in the future and depend on factors outside of our control, such as:

•	expected and actual supply and demand for fuel;
•	political conditions;
•	laws and regulations related to environmental matters, including those mandating or incentivizing alternative energy sources or otherwise addressing global climate change;
•	changes in pricing or production controls by OPEC;
•	technological advances affecting energy consumption and supply;
•	energy conservation efforts;
•	price and availability of alternative fuels; and
•	weather.

We have not employed the use of derivatives of other hedging strategies to guard against losses caused by any of these factors in respect of any long-term fuel supply contracts that we may enter into. Moreover, if fuel prices increase, our customers may not be able to purchase as much fuel from us because of their credit limits, which could also adversely impact their businesses sufficiently enough to cause them to be unable to make payments owed to us for fuel purchased on credit. They may also choose to reduce the amount of fuel they consume in their operations to reduce costs or to otherwise comply with new environmental regulations to obtain incentives associated therewith. We cannot assure you that the volume of orders from our customers would increase again or that we would be able to replace lost volumes with new customers. In addition, if fuel prices increase, our own credit limits could prevent us from purchasing enough fuel from our suppliers to meet our customers' demands or could require us to use so much cash for fuel purchases as to impair our liquidity.

Economic, political and other risks associated with international sales and operations could adversely affect our business and future operating results.

Because we offer fuel products and services in the United States as well as internationally, our business is subject to risks associated with doing business internationally. Our business and future operating results could be harmed by a variety of factors, including:

•	trade protection measures and import or export licensing requirements, which could increase our costs of doing business internationally;
•	the costs of hiring and retaining senior management or entering into joint ventures for overseas operations;
•	unexpected changes in regulatory requirements, which may be costly and require significant time to implement;
•	laws restricting us from repatriating profits earned from our activities within foreign countries, including the payment of distributions;
•	governmental actions that may result in the deprivation of our contractual rights or the inability to obtain or retain authorizations required to conduct our business;

•	political risks specific to foreign jurisdictions; and
•	terrorism, war, civil unrest and natural disasters.

In particular, we are looking to expand into emerging markets in such locations as the Caribbean and continental Africa, which have been plagued by corruption and have uncertain regulatory environments, both of which could have a negative impact on our operations there.

Third parties who fail to provide services to us and our customers as agreed could harm our business.

We use third parties to provide various services to our customers, including into-plane fueling at airports, as well as concierge, baggage handling, and travel services. The failure of these third parties to perform these services in accordance with contractual terms for any reason, such as an interruption of their business because of weather, environmental or labor difficulties or political unrest, could affect our relationships with our customers and subject us to claims and other liabilities which might have a material adverse effect on our business, financial condition, results of operations and cash flows. To the extent that we use third parties in our operations in emerging markets, we are also subject to the risk that we could be held accountable for the failure of these third parties to comply with the laws and regulations of the U.S. government and various international jurisdictions.

If the fuel we purchase from our suppliers fails to meet our contractual specifications we have agreed to supply to our customers, our business could be adversely affected.

We purchase the fuel we resell from various suppliers. If the fuel we resell fails to meet the specifications we have agreed to with customers, our relationship with our customers could be adversely affected and we could be subject to claims and other liabilities that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Although in most cases we have recourse against our suppliers for fuel which fails to meet contractual specifications, such recourse cannot be assured.

Non-performance of suppliers on their sale commitments and customers on their purchase commitments could disrupt our business.

We enter into sale and purchase agreements with customers and suppliers for fuel at fixed prices. To the extent either a customer or supplier fails to perform on their commitment, we may be required to sell or purchase the fuel at prevailing market prices, which could be significantly different than the fixed price within the sale and purchase agreements and therefore significant differences in these prices could cause losses that would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Material disruptions in the availability or supply of fuel would adversely affect our business.

The success of our business depends on our ability to purchase, sell and coordinate delivery of fuel and fuel-related services to our customers. Our business would be adversely affected to the extent that political instability, natural disasters, terrorist activity, military action or other conditions disrupt the availability or supply of fuel. In addition, we rely on a single or limited number of suppliers for the provision of fuel and related services in certain markets. These parties may have significant negotiation leverage over us, and should they be unable or unwilling to supply us on commercially reasonable terms, our business would be adversely affected.

If we are unable to retain our sales staff, our business and results of operations could be harmed.

Our ability to compete with other fuel resellers and develop our business is largely dependent on the services of Sean Wagner, our Vice President of Sales, and other employees which assist him in securing sales of aviation fuel. If we are unable to retain Mr. Wagner’s services and to attract other qualified senior management and key personnel on terms satisfactory to us, our business will be adversely affected. We do not have key man life insurance covering the life of Mr. Wagner and, even if we are able to afford such a key man policy, our coverage levels may not be sufficient to offset any losses we may suffer as a result of Mr. Wagner’s death, disability, or other inability to perform services for us.

We may acquire businesses and enter into joint ventures that will expose us to increased operating risks.

As part of our growth strategy, we intend to acquire other fuel resellers and other related service businesses. We cannot provide any assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms or that we will be able to finance acquisitions on economically acceptable terms. Even if we are able to acquire new businesses in the future, they could result in the incurrence of substantial additional indebtedness and other expenses or potentially dilutive issuances of equity securities and may affect the market price of our common stock or restrict our operations. We have also entered into joint venture arrangements intended to complement or expand our business and will likely continue to do so in the future. These joint ventures are subject to substantial risks and liabilities associated with their operations, as well as the risk that our relationships with our joint venture partners do not succeed in the manner that we anticipate.

Our international operations require us to comply with U.S. anti-corruption laws which may cause us to lose valuable contracts.

Doing business internationally requires us to comply with the laws and regulations of the U.S. government and various international jurisdictions. These regulations can place restrictions on our operations, trade practices and partners and investment decisions. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act ("FCPA"). The FCPA prohibits us from providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business. As part of our business, we deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. In addition, some of the international locations in which we operate or seek to operate lack a developed legal system and have higher than normal levels of corruption. Violations of the FCPA are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment. Our competitors who are not subject to the FCPA may have greater latitude in securing key contracts with foreign airlines and commercial aircraft owners, and we may therefore fail to compete effectively in such jurisdictions.

We face intense competition and, if we are not able to effectively compete in our markets, our revenues may decrease.

Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of customers or a decrease in prices, either of which could result in decreased revenues and profits. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized firms. In addition to competing with fuel resellers, we also compete with the major oil producers that market fuel directly to the large commercial airlines and private aircraft owners. Our business could be adversely affected because of increased competition from these oil companies, who may choose to increase their direct marketing or provide less advantageous price and credit terms to us than to our fuel reseller competitors.

Current and future litigation could adversely affect us.

We are currently involved in certain legal proceedings, the outcome of which we believe is material to our business and results of operations. We are also involved in other legal proceedings in our ordinary course of business. Lawsuits and other legal proceedings can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. As a smaller company, the collective costs of litigation proceedings can represent a drain on our cash resources, as well as an inordinate amount of our Management’s time and addition. Moreover, an adverse ruling in respect of certain litigation could have a material adverse effect on our results of operation and financial condition. See “Legal Proceedings” on page 21.

We have limited the liability of our board of directors and management.

We have adopted provisions in our Certificate of Incorporation which limit the liability of our directors and officers and have also adopted provisions in our bylaws which provide for indemnification by the Company of our officers and directors to the fullest extent permitted by Delaware corporate law. Our Certificate of Incorporation generally provides that our directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders’ ability to hold directors liable for breaches of fiduciary duty.

In addition to provisions in our Certificate of Incorporation and Bylaws, we have also entered into indemnification agreements with our directors and officers that provide a right of indemnification to the fullest extent permissible under Delaware law. These charter, Bylaw, and contractual provisions may limit our shareholders’ ability to hold our directors and officers accountable for breaches of their duties, or otherwise discourage shareholders from enforcing their rights, either directly or derivatively, against our directors or officers.

Our share structure could impede a non-negotiated change of control of the Company.

We have issued all 200 shares of our authorized preferred stock. Each share of preferred stock, although not convertible into common stock, has 10,000,000 votes per share and is entitled to vote together with our common stockholders on all matters. Consequently, any attempt to take over the Company without the consent of our preferred stockholders would be extremely difficult to achieve. Because of the disproportionate voting control of our preferred stock, the holder(s) of our preferred stock could inhibit, delay, or frustrate entirely an attempt by others to take over control of our Company and could prevent our shareholders from obtaining a premium for their shares. In addition, the holder(s) of our preferred stock hold a controlling beneficial interest in our Company and may unilaterally determine the election of our board of directors and other substantive matters requiring approval of our stockholders and, therefore, may unilaterally determine the direction of our Company.

Risks Relating To This Offering and Our Common Stock

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering up to 397,218 shares of our common stock through this prospectus. Should the selling stockholders decide to sell our shares at a price below the current market price at which they are quoted, such sales will cause that market price to decline. Moreover, given the lack of trading volume in our shares, the offer or sale of a large number of shares at any price may cause the market price to fall. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current shareholders.

All shareholders will experience immediate dilution from a conversion of the Debentures.

This prospectus covers the registration of up to 397,218 shares of our common stock. As of the date of this prospectus, only 34,951 of these shares have been issued. The remaining shares are issuable from the conversion of two Debentures, each of which is convertible at a significant discount to the quoted price of our common stock. Any conversion of the Debentures will dilute the holdings of our shareholders by the proportion of our outstanding shares represented by the new shares issued to the Debenture holders.

The Debentures may convert into a greater number of shares than we have assumed in this prospectus.

The agreements we entered into in connection with the issuance of the Debentures requires us to register up to 397,218 shares of our common stock for resale by the selling stockholders, but the actual number of shares we may end up issuing to the selling stockholders may be substantially higher. The conversion prices for the Debentures are the lower of: (i) a discount from the closing bid price of our common stock on the date of issuance of the first Debenture, or (ii) a discount from the lowest bid price of our common stock during the twenty-day trading period prior to conversion. Under the second conversion scenario, there is no minimum conversion price and, consequently, even though this prospectus covers only 397,218 shares, we may be required to issue a much larger number of shares of our common stock if the trading price were to decrease substantially. In such a circumstance, our existing shareholders could suffer substantial dilution and we cannot guarantee that investors would not lose their entire investment.

The market price of our common stock may fluctuate significantly.

The market price and marketability of shares of our common stock may be affected significantly by numerous factors, including some over which we have no control and which may not be directly related to us. These factors include the following:

•	Our relatively small number of outstanding shares;
•	The lack of trading volume in our shares;
•	Price and volume fluctuations in the stock market from time to time, which often are unrelated to our operating performance;
•	Variations in our operating results;
•	Any shortfall in revenue or any increase in losses from expected levels;
•	Announcements of new initiatives, joint ventures, or commercial arrangements; and
•	General economic trends and other external factors.

If the trading price of our common stock falls significantly following completion of this offering, this may cause some of our shareholders to sell our shares, which would further adversely affect the trading market for, and liquidity of, our common stock. If we seek to raise capital through future equity financings, this volatility may adversely affect our ability to raise such equity capital.

Though our common stock is quoted on the OTCQB, there is no liquidity and no established public market for our common stock, which means that it will be difficult to sell your shares.

Our common stock is quoted on the OTCQB under the symbol “FLST.” There is, however, presently no active public market in our shares. We cannot assure you that such an active market for our common stock will develop. The over-the-counter market is a significantly more limited market than established trading markets such as the New York Stock Exchange or Nasdaq. Broker dealers may not be willing to make a market in our shares. In addition, the OTCQB and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have never paid a dividend and we intend to retain any future earnings to finance the development and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. We cannot assure you that stockholders will be able to sell shares when desired.

PLAN OF DISTRIBUTION

As of the date of this prospectus, our shares of common stock are quoted on the OTCQB. The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices.

Based upon the conversion terms of the Debentures as described in this prospectus, the following table illustrates the number and percentage of shares of our common stock held by the selling stockholders upon conversion of the Debentures and issuance of the shares that are covered by this prospectus:

		Conversion at Assumed Price(1)		Conversion at Discount to Current Bid Price(2)
Debenture	Principal Amount	Number of Shares Received(3)(4)	Pct. of Outstanding Shares(5)	Number of Shares Received(4)	Pct. of Outstanding Shares(5)

Signing Debenture	$120,000	197,600	1.26%	72,727	0.47%

Filing Debenture	$100,000	164,667	1.07%	60,606	0.40%
TOTAL	$220,000	362,267	2.34%	133,333	0.87%

(1)	We have assumed a 40% discount to $1.50, which is the lowest bid price during the 20 trading days prior to March 11, 2013.
(2)	As of March 8, 2013, the closing bid price of our common stock was $2.75. A 40% discount to this price would result in a conversion price of $1.65.
(3)	The number of shares received has been increased by 48.2%, which is the standard deviation of our stock price since the date of the Signing Debenture.
(4)	Because the conversion price is undetermined, the shares of common stock that may actually be issued from conversion of the three debentures could be substantially more or less than this number. Because the conversion price is undetermined, the shares of common stock that may actually be issued from conversion of the three debentures could be substantially more or less than this number.
(5)	Based on 15,266,799 shares of our common stock issued and outstanding as of March 1, 2013.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

If we are notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in Fuelstream will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholders. We received $178,000.00 in net proceeds (after deduction for investor legal fees and discounts) in connection with the issuance of the first two Debentures, which amount was utilized as follows:

Rent and occupancy-related expenses	$27,271.82
Aviation Fuel Purchases	43,031.64
Professional fees and expenses	35,190.61
Salaries	39,000.00
Sales, Marketing and Business Development	9,802.20
Fixed Assets	23,000.00
Miscellaneous	703.73
Total net proceeds	$178,000.00

DETERMINATION OF THE OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

selling stockholders

The following table sets forth the shares beneficially owned, as of March 1, 2013, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling security stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with rules of attribution as promulgated by the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 15,266,799 shares of our common stock issued and outstanding as of March 1, 2013. Other than the Debentures, none of our selling stockholders hold any options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Stockholder	Shares Owned Prior to the Offering(1)	Total Number of Shares to be Offered for the Selling Stockholder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete
Peak One Opportunity Fund, L.P.	397,218	397,218	0	*
TOTAL	397,218	397,218	0	*

____________________

* less than 1%

(1)	Includes shares of common stock issued and outstanding, and shares of common stock issuable from the conversion of the first two Debentures.

Except for the issuance of the debentures and shares as described in this prospectus, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and any of the selling stockholders.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTCQB under the symbol “FLST”. We had approximately 393 registered holders of our common stock as of December 31, 2012. Registered holders do not include those stockholders whose stock has been issued in street name. The last reported price for our common stock on March 8, 2013 was $2.95 per share.

The following table reflects the high and low closing sales prices per share of our common stock during each calendar quarter as reported on the OTCQB, during the three fiscal years ended December 31, 2012:

	Price Range(1)
	High	Low
Fiscal 2012
Fourth quarter	$3.00	$1.01
Third quarter	$2.50	$2.50
Second quarter	$2.50	$2.00
First quarter	$2.00	$0.51

Fiscal 2011
Fourth quarter	$2.00	$0.51
Third quarter	$2.50	$2.00
Second quarter	$10.00	$3.00
First quarter	$10.00	$3.00

Fiscal 2010
Fourth quarter	$15.00	$3.00
Third quarter	$20.00	$7.00
Second quarter	$55.00	$2.00
First quarter	$20.00	$9.00

____________________

(1)	The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Dividends and Distributions

We have not paid any cash dividends on our common stock since inception and do not anticipate paying cash dividends in the foreseeable future. We expect that that any future earnings will be retained for use in developing and/or expanding our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a fuel transportation and logistics company which brokers the sale and distribution of aviation and other fuels to corporate and commercial consumers. Our principal sources of revenues result from the gross selling price of fuel delivery contracts, but also include revenue from ancillary services related to the supply of fuel. Expenses which comprise the costs of goods sold include the acquisition price of fuel, as well as operational and staffing costs of the trucks and other vehicles used for delivery. General and administrative expenses have been comprised of administrative wages and benefits; occupancy and office expenses; outside legal, accounting and other professional fees; travel and other miscellaneous office and administrative expenses. Selling and marketing expenses include selling/marketing wages and benefits, advertising and promotional expenses, as well as travel and other miscellaneous related expenses.

Because we have incurred losses, income tax expenses are immaterial. No tax benefits have been booked related to operating loss carryforwards, given our uncertainty of being able to utilize such loss carryforwards in future years. We anticipate incurring additional losses during the coming year.

Results of Operations

Following is our discussion of the relevant items affecting results of operations for the two years ended December 31, 2011 and the two nine month periods ended September 30, 2012 and 2011.

Revenues

2011 and 2010. We generated net revenues of $-0- during each of the years ended December 31, 2011 and 2010. Even though we entered into various material relationships and opportunities in 2010 and 2011 and invested cash and other resources in the development of these opportunities, we were unable to generate revenues during these periods.

Nine Months Ended September 30, 2012 and 2011. We generated net revenues of $740,907 during the nine months ended September 30, 2012 as compared to $-0- for the nine months ended September 30, 2011. The increase in revenues was a direct consequence of our acquisition of AFI in January 2012 and the resulting fuel supply and delivery contracts that we entered into in 2012.

Cost of Sales

2011 and 2010. Since we generated no revenues in 2011 or 2010, we did not incur any cost of sales during those periods.

Nine Months Ended September 30, 2012 and 2011. Our cost of sales for the nine months ended September 30, 2012 was $566,925 as compared to $-0- for the nine months ended September 30, 2011. Our cost of sales consisted principally of the acquisition price of fuel and other petrochemicals delivered to customers and clients, other related services provided directly or outsourced through our affiliates, as well as operational and staffing costs with respect thereto.

Salaries and Consulting Expense

2011 and 2010. We incurred $2,749,667 and $5,243,145 in salaries and consulting expenses during the years ended December 31, 2011 and 2010, respectively. These amounts consisted principally of the value of our common stock issued as compensation for our officers, directors, and consultants.

Nine Months Ended September 30, 2012 and 2011. Salaries and consulting expenses were $824,836 for the nine months ended September 30, 2012 compared to $755,333 during the nine months ended September 30, 2011. We issued 290,000 shares of common stock to our consultants during the third quarter of 2012 which added substantially to this amount. We expect that salaries and consulting expenses, that are cash- instead of share-based, will increase as we add personnel to build our fuel brokerage business.

Professional Fees

2011 and 2010. Professional fees for the years ended December 31, 2011 and 2010 were $222,848 and $101,806, respectively. Professional fees consist mainly of the fees for the audit of our financial statements of the prior year as well as the review of the quarterly filings with the SEC, but also include fees incurred in connection with various business development transactions that we undertake from time to time.

Nine Months Ended September 30, 2012 and 2011. Professional fees for the nine months ended September 30, 2012 were $143,751 compared to $146,098 for the nine months ended September 30, 2011. We anticipate that professional fees will increase in future periods as we scale up our operations.

Selling, General and Administrative (“SG&A”) Expense

2011 and 2010. Our SG&A expenses for the years ended December 31, 2011 and 2010 were $949 and $84,236, respectively. Expenses which comprise SG&A include rental and occupancy-related expenses, travel and lodging expenses, and other items normally associated with “overhead” such as office supplies, postage, and related costs.

Nine Months Ended September 30, 2012 and 2011. Our SG&A expenses for the nine months ended September 30, 2012 were $5,939,018 compared to $904 for the nine months ended September 30, 2011. The increase is mainly the result of the issuance of 2,063,550 shares of common stock to our consultants during 2012. The stock was valued at $5,158,875 and expensed as SG&A during the third quarter of 2012. We also recorded bad debt expense in the amount of $670,000 which we set up as an allowance for doubtful accounts during the second quarter of 2012. We anticipate that SG&A expenses will increase commensurate with an increase in our operations.

Other Income (Expense)

2011 and 2010. We incurred other net income of $511,347 during 2011 compared to net other expense of $120,687 for 2010. The difference was principally attributable to gain recorded in connection with the forgiveness of certain of our debts during 2011.

Nine Months Ended September 30, 2012 and 2011. During the nine months ended September 30, 2012, we incurred net other expenses of $75,459 compared to net other expenses of $115,317 during the first nine months of 2011. Other expenses incurred were comprised primarily of interest expenses related to balances on Company credit cards and interest on notes payable.

Liquidity and Capital Resources

As of September 30, 2012, our primary source of liquidity consisted of $26,542 in cash and cash equivalents. We hold most of our cash reserves in local checking accounts with local financial institutions. Since inception, we have financed our operations through a combination of short and long-term loans, and through the private placement of our common stock.

We have sustained significant net losses which have resulted in a stockholder’s deficit of $1,824,648 as at September 30, 2012. In addition, we are currently experiencing a substantial shortfall in operating capital which raises doubt about our ability to continue as a going concern. We generated a net loss for the year ended December 31, 2011 of $2,462,117 compared to a net loss in 2010 of $5,550,054, and we anticipate a net loss for the year ended December 31, 2012. With the acquisition of AFI in 2012, we have experienced an increase in revenues and operational activity. Nevertheless, without additional revenues, working capital loans, or equity investment, there is substantial doubt as to our ability to continue operations.

We believe these conditions have resulted from the inherent risks associated with small public companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of our products and services at levels sufficient to cover our costs and provide a return for investors, (ii) attract additional capital in order to finance growth, and (iii) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our fuel brokerage business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy. There is presently no agreement in place that will guarantee financing for our Company, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. We estimate that we will not be able to continue as a going concern after May 31, 2013 unless we are able to secure capital from revenues, from an extension of credit from our vendors, from lenders, or equity investors. Lack of additional funds will materially affect our Company and our business, and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in the Company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Subsequent Events

On October 2, 2012, we issued the Signing Debenture in the principal amount of $120,000 to Peak One Opportunity Fund, L.P. (“Peak One”).

On October 5, 2012, we issued an aggregate of 150,000 restricted shares of unregistered common stock to two of our former employees.

On October 8, 2012, we terminated the employment of Russell Adler, our Chief Executive Officer. Also on October 8, 2012, our shareholders removed Mr. Adler as a member of the board of directors. On October 8, 2012, John D. Thomas was appointed as our President, Secretary, and a member of the Board of Directors.

On October 16, 2012, we issued an aggregate of 2,040,551 restricted shares of unregistered common stock to two accredited investors in private transactions as payment for services rendered during 2012.

On November 14, 2012, Mr. Thomas resigned as an officer of the Company and Juan Carlos Ley was appointed as our Chief Executive Officer and Secretary.

On November 30, 2012, Mr. Thomas resigned as a member of our board of directors. Also on November 30, 2012, Paul Douglas Major and Thomas McConnell, Jr. were appointed as members of our board of directors

.

On January 28, 2013, we issued 25,000 shares of common stock to Juan-Carlos Ley, our Chief Executive Officer. Also on January 28, 2013, pursuant to our 2012 Equity Incentive Plan, we issued 150,000 common stock purchase options to each of our directors at an exercise price of $1.65 per share.

On February 1, 2013, we issued the Filing Debenture in the principal amount of $100,000 to Peak One.

BUSINESS

Our Company

Fuelstream was incorporated in the State of Delaware on July 12, 1996. Prior to April 2010, we had operated under the name of “SportsNuts, Inc.” and had been primarily engaged in sports marketing and management. In April 2010, we underwent a reorganization to change our management and business model as further described herein, and changed the Company’s name to “Fuelstream, Inc.” On April 11, 2011, we entered into a joint venture agreement with Aviation Fuel International, Inc., a Florida corporation (“AFI”) and a purchaser and reseller of aviation fuel for commercial and private aircraft. On January 18, 2012, the joint venture was terminated upon completion of the acquisition of AFI, which is now a wholly-owned subsidiary of the Company. You can learn more about us at our website at www.thefuelstream.com. Our website, however, does not constitute a part of this prospectus.

We are an in-wing and on-location supplier and distributor of aviation fuel to corporate, commercial, military, and privately-owned aircraft throughout the world. We also provide a variety of ground services either directly or through our affiliates, including concierge services, passenger and baggage handling, landing rights, coordination with local aviation authorities, aircraft maintenance services, catering, cabin cleaning, customs approvals, and third-party invoice reconciliation. Our personnel assist customers in flight planning and aircraft routing aircraft, obtaining permits, arranging overflies, and flight follow services.

On June 21, 2012, we entered into a joint venture with Global Airways (“Global”) to provide aircraft fuel to Global clients and Global’s own aircraft fleet on a worldwide basis. Global is an international Air Transport Organization whose activities cover acquisition, refurbishment, heavy maintenance, leasing and chartering of aircraft, primarily throughout South Africa. Global also owns and leases its own commercial aircraft. As part of its obligations under the joint venture, Global is required to provide us office space, related equipment and supplies in its Johannesburg, South Africa headquarters, as well as access to all Global clients worldwide. On September 10, 2012, Global converted its interest in the joint venture into 1,547,662 shares of our common stock. In addition to Global’s own fleet, our agreement with Global has enabled us to provide fuel to six new airline clients, as well as to aircraft of the South African government. We intend to expand our business with Global and add additional carriers and transportation organizations as regular clientele as we grow and develop our business.

Market

We believe that air transportation will play a substantial role in the growth of worldwide trade, particularly in less developed regions that do not have a cost-effective means of reaching deep water shipping ports or who are seeking to expand same-day access to international trading markets. Domestically, aircraft utilization, whether for passengers, freight, or corporate use, is closely correlated with the strength and growth of the U.S. economy. According to the FAA Aerospace Forecast for Fiscal Years 2006 to 2017, the U.S. economy will grow at an average annual rate of 3% for the next ten years. The world economy is expected to increase at an average annual rate of 3.1% over the same period. Long-term economic growth is predicted to be strong in Latin America and the Asia/Pacific regions with 3.8% and 3.6% average annual growth, respectively. More impressive is the forecasted growth for China, with a population of 1.3 billion, and India, with a population of 1.1 billion. Each of these country’s economies is expected to grow at an average annual rate of 5.8%. The FAA predicts that airline passenger growth in these regions will grow the fastest at 7.0% and 4.9% respectively. Closer to home, the study forecasts that passenger growth in the Atlantic markets will grow at 4.3% and Canadian trans-boarder markets will grow at 3.7% annually. U.S. commercial air cargo revenue ton-miles (RTM’s) are expected to grow at an average annual rate of 5.2% through 2017. The FAA forecasts jet fuel consumption to increase to an average annual rate of 3.7% for air carriers and 8.6% for general aviation for a weighted average total of 4.0% annually through the year 2017.

Product

As a commodity, jet fuel does not lose its value with shelf life, spoil, or otherwise become outdated. As with any commodity, it is nevertheless subject to price volatility, but even small market participants such as individual aircraft owners often rely on forward pricing curves to enter into agreements which provide cost and revenue predictability. These agreements can be based on fixed prices, stated in reference to changes in the spot price for fuel in the local market, or based on general market indices. Although the markup on fuel can be very slim in most cases, commercial clients can often be relied upon for recurring revenue, since their fuel supply needs to be replenished each time a flight is made. Consequently, although we may sell fuel with low margins, we expect to repeat the transaction multiple times per month with the same purchaser. For example, a client that purchases $20,000 in fuel per week during a 12-month period at a 5% margin would generate $52,000 in gross profit during that period. The success of our core business is therefore dependent on a high volume of sale transactions that can be efficiently administered.

Outlook

We expect that a significant component of our future business will consist of fuel delivery to all-cargo commercial freight carriers. This particular segment of the industry has increased its share of the freight market from 65% to 81% over the past ten years. There are a number of recent factors that account for the relative growth of the all-cargo sector. One such factor was the October 2001 FAA security directive that strengthened security standards for transporting cargo on passenger flights. A second factor was the decision of the U.S. Postal Service to use all-cargo carriers as a means to improve control over mail delivery. The all-cargo operator’s share of the cargo market is forecast to increase to 84% by 2017.

We also intend to service the general aviation and corporate markets. The FAA Aerospace Forecast projects that the general aviation turbine powered aircraft fleet will grow 4% annually through 2017, Moreover the very light jet (VLJ) category is forecast to grow by 500 aircraft per year over the same time period. U.S. general aviation turbo jet air taxi hours flown is forecast to increase at an annual rate of 10.2% through 2017.

Competition

The fuel supply and logistics business is highly competitive. Our competitors and potential competitors include major oil companies, fuel resellers, fuel card companies, and independent fuel distributors of varying sizes. Most of our competitors have greater resources than we do and therefore have greater leverage with respect to securing long-term fuel delivery and supply contracts. We believe a high degree of competition in this industry will continue for the foreseeable future.

We believe that we can distinguish Fuelstream from our competition by providing precise accounting, exceptional customer service, comprehensive tax management, and competitive pricing. While we intend to offer some customers credit terms, in most cases the credit lines will be secured by corporate or personal guarantees, deposits, letters of credit or other bank instruments, and liens against fueled vehicles and aircraft.

Employees

As of September 30, 2012, we had six employees and used the services of various contract personnel from time to time. Although national unemployment rates remain high relative to historical averages, there exists a significant amount of competition for skilled personnel in the fuel delivery and logistics industry. Nevertheless, we expect to be able to attract and retain such additional employees as are necessary, commensurate with the anticipated future expansion of our business resulting from the acquisition of AFI described herein. Further, we expect to continue to use consultants, contract labor, attorneys and accountants as necessary.

Properties

Our principal executive offices are located at 510 Shotgun Road, Suite 110, Sunrise, Florida 33325. We believe that our office facilities are suitable and adequate for our operations as currently conducted and contemplated.

Legal Proceedings

Ryan International Airlines. One of our subsidiaries, Aviation Fuel International ("AFI") is involved in disputes with two airlines: Ryan International Airlines, LLC ("Ryan") and Direct Air. Both aviation fuel customers litigation arise out of disputed amounts for the delivery of Jet Fuel. Disagreements between the parties resulted in both parties filing separate lawsuits in three actions. Ryan filed a cause of action in Case No. 09-57580, Ryan International Airlines, Inc. v. Aviation Flight Services, LLC (“AFS”) and Aviation Fuel International, Inc., (“AFI”), and sought recovery of $1,491,308.66 allegedly paid to AFS as pre-payment of aviation fuel and flight services under a contractual relationship between Ryan and AFS. AFI moved to dismiss the action, to which, Ryan has subsequently filed a notice of removal to the Federal District Court for the Northern District of Illinois, Bankruptcy Division Case No.: 12-80802. AFI filed an action for breach of contract for Ryan’s failure to pay certain Jet Fuel invoices for the delivery of fuel in the amount of $678,000; Aviation Fuel International v. Ryan International Airlines, Inc., a Kansas corporation, Wells Fargo Bank Northwest, Trustee N.A., a Utah corporation, RUBLOFF 757-MSN24794LLC, an Illinois limited liability company, RYAN 767 LLC, an Illinois limited liability company, AFT TRUST SUB I, a Delaware corporation, RYAN 767 N123 LLC, an Illinois limited liability company, and RUBLOFF 440 LLC, an Illinois corporation, Civil Action Case No. CACE 10-037788-04. AFI also filed the corresponding claims of liens under the FAA Aircraft Registration Branch, for each plane, registered and tail wing number listed therein. This action has also been recently noticed for been removal to the Federal District Court for the Northern District of Illinois, Bankruptcy Division Case No.: 12-80802. In addition, as a result of Ryan’s filing a Federal Involuntary Bankruptcy Petition against Aviation Flight Services (“AFS”) on June 10, 2010, Case No.: 10-27313-JKO, (S.D. of Fla.), our subsidiary AFI, also filed and was discharged as a creditor in the amount of $269,000.

Southern Sky Air Tours, d/b/a Myrtle Beach Direct Air and Tours (Direct Air). On or about March 13, 2012, Southern Sky Air Tours, d/b/a Myrtle Beach Direct Air and Tours (“Direct Air”) ― a public charter operator ― ceased operations. Direct Air has subsequently filed for bankruptcy protection in the U.S. Bankruptcy Court for the District of Massachusetts (Worcester)(Case no. 12-40944). The Company currently has $122,000 in cash in escrow with Suntrust Bank, representing a partial payment by Direct Air for Fuel. This action is currently pending before the court, as it relates to the collection of the garnishment.

As a result of the non-payment for jet fuel by AFI customers, certain of AFI’s suppliers have filed actions that have resulted in judgment and garnishments, in the amount of $330,000. Most of these fuel outstanding fuel delivery charges are secured in the Bankruptcy action through the lien filings by both the issuer and individual fuel providers. In addition, AFI incurred certain loan and debt obligations for which we are attempting to convert into our common stock.

Julian Manuel Leyva and Gabriel Leyva. On June 8, 2012, Julian Manuel Leyva and Gabriel Leyva (collectively, the “Leyvas”) filed a lawsuit in the Seventeenth Judicial Circuit Court, Broward County, Florida, against us, our subsidiary AFI, and various others, alleging various claims in connection with efforts to collect sums allegedly loaned to AFI between September 24, 2009 through February 11, 2011. The Leyvas are seeking damages of $570,000 plus interest in addition to additional damages from other parties to the lawsuit.

Russell Adler. On January 11, 2013, Russell Adler, our former Chief Executive Officer, filed a cross-complaint against the Company, AFI, and other associated persons in the Seventeenth Judicial District Court, Broward County, Florida. Mr. Adler’s complaint alleges various causes of action, including indemnification from the Company in respect of litigation involving the Leyvas described above, damages for breach of Mr. Adler’s employment contract, fraud, unpaid legal fees, unjust enrichment, and quantum meruit. We believe Mr. Adler’s claims are without merit and intend to defend the same.

From time to time, we are also a party to certain legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers of fuel. While the outcome of these legal proceedings cannot at this time be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

Summary of Debenture Terms

On October 2, 2012, we entered into a Securities Purchase Agreement (“SPA”) with Peak One Investments, L.P. Upon the closing of the SPA, we issued a debenture in the principal amount of $120,000 which is convertible into shares of our common stock at the lower of (i) $0.90, or (ii) 60% of the lowest bid price of our common stock during the 20-day period prior to conversion. Upon the initial filing of the Registration Statement of which this prospectus forms a part, we also issued a second debenture in the principal amount of $100,000 which has identical conversion terms as the first debenture. We may be able to issue a third debenture in the principal amount of $250,000 upon the SEC declaring the Registration Statement effective. The third debenture is convertible into shares of our common stock at the lower of (i) $1.13, or (ii) 75% of the lowest bid price of our common stock during the 20-day period prior to conversion. Each of the debentures bears interest at the rate of 6% per annum and matures 3 years from the date of issuance. We may redeem the debentures at 120%-140% of the principal amount, depending on the date of redemption, together with interest, as accrued.

Under applicable SEC rules and relevant Exchange Act Compliance and Disclosure Interpretations, we are registering 397,218 shares of common stock that may be issued from conversion of these debentures and sold by the selling stockholders. However, because the conversion price is undetermined, the shares of common stock that may actually be issued from conversion of the debentures could be substantially more or less than this number.

Based upon the conversion terms of the Debentures as described in this prospectus, the following table illustrates the number and percentage of shares of our common stock held by the selling stockholders upon conversion of the Debentures and issuance of the shares that are covered by this prospectus:

		Conversion at Assumed Price(1)		Conversion at Discount to Current Bid Price(2)
Debenture	Principal Amount	Number of Shares Received(3)(4)	Pct. of Outstanding Shares(5)	Number of Shares Received(4)	Pct. of Outstanding Shares(5)

Signing Debenture	$120,000	197,600	1.28%	72,727	0.47%

Filing Debenture	$100,000	164,667	1.07%	60,606	0.40%
TOTAL	$220,000	362,267	2.34%	133,333	0.87%

(1)	We have assumed a 40% discount to $1.50, which is the lowest bid price during the 20 trading days prior to March 11, 2013.
(2)	As of March 8, 2013, the closing bid price of our common stock was $2.75. A 40% discount to this price would result in a conversion price of $1.65.
(3)	The number of shares received has been increased by 48.2%, which is the standard deviation of our stock price since the date of the Signing Debenture.
(4)	Because the conversion price is undetermined, the shares of common stock that may actually be issued from conversion of the three debentures could be substantially more or less than this number. Because the conversion price is undetermined, the shares of common stock that may actually be issued from conversion of the three debentures could be substantially more or less than this number.
(5)	Based on 15,266,799 shares of our common stock issued and outstanding as of March 1, 2013.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Board of Directors

Our board of directors consists of the following two individuals:

Name and Year First Elected Director(1)	Age	Background Information
Thomas McConnell, Jr. (2012)	50

Since 2006, Mr. McConnell has been a Senior Project Manager for Weston Custom Homes, Inc., a builder of luxury homes in Florida, Pennsylvania, and Maryland. Additionally, since 2012, Mr. McConnell has served as the Senior Project Manager for Robert Castellano Building and Design, LLC, a builder of luxury home communities in the eastern United States. From 2006-2008, Mr. McConnell was a Senior Project Manager for Southern Chateaux Homes, Inc. Mr. McConnell is a certified Residential Contractor in the State of Florida.

Paul Douglas Major (2012)	60

Since 2006, Mr. Major has been the Chief Executive Officer of Major Consulting Limited, a consulting firm that offers financial solutions to public and private sector entities and high net worth individuals. Prior to 2006, Mr. Major was the Managing Director of Bahamasair from 2000-2005. Mr. Major has extensive finance and banking experience, including serving as Vice President and General Manager of Citibank’s Latin American/Carribean division, and General Manager of the Bahamas Development Bank. Mr. Major has an MBA from the University of Miami, as well as other institutions of higher learning including the School of Banking - New York, Harvard, and the Adam Smith Institute in London.

(1) The business address of each of our directors is 510 Shotgun Road, Suite 110, Sunrise, Florida 33325.

Director Independence

We consider both of the members of our board of directors as “independent directors” in accordance with the published listing requirements of the NYSE Euronext Stock Exchange. The independence definition of the NYSE includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, we are required to consider “all relevant facts and circumstances” in making our determination as to the independence of our directors.

Compensation of Directors

Although we anticipate compensating the members of our board of directors in the future at industry levels, current members are not paid cash compensation for their service as directors. Each director may be reimbursed for certain expenses incurred in attending board of directors and committee meetings.

Board of Directors Meetings and Committees

Although various items were reviewed and approved by the Board of Directors via unanimous written consent during 2011 and the first nine months of 2012, the Board held no in-person meetings during the fiscal year ended December 31, 2011 or during the nine months ended September 30, 2012.

We do not have Audit or Compensation Committees of our board of directors. Because of the lack of financial resources available to us, we also do not have an “audit committee financial expert” as such term is described in Item 401 of Regulation S-K promulgated by the SEC.

Executive Officers

Juan Carlos Ley is our sole executive officer, serving as our Chief Executive Officer and Secretary, as well as our principal accounting and financial officer. Mr. Ley’s business background is as follows:

Name and Year First Appointed as Executive Officer	Age	Background Information
Juan Carlos Ley (2012)	42

Mr. Ley holds a Bachelor of Science degree from Cornell University, an Ivy League institution. His academic concentration was Finance and Marketing while complementing his education with independent studies at Cornell's Johnson Graduate School of Management. Mr. Ley possesses an entrepreneurial spirit and in the last seventeen years has been involved in several start-up companies in both the public and private sectors. Mr. Ley's responsibilities have included, but are not limited to managing the day to day operations of these businesses. Mr. Ley has also been profoundly involved with the R & D of new products and product lines, increasing production efficiencies, maximizing marginal contributions, financial planning and managing relationships with vendors and third party service providers on a daily basis. From December 2011 to March 2012, Mr. Ley served as the Chief Executive Officer of MedEx Direct, Inc. (Delaware) (hereafter, “Med Ex Delaware”), a filer of reports pursuant to the Securities Exchange Act of 1934. Since February 2010, Mr. Ley has been a principal and founder of Med Ex Direct (Florida), Inc., a one-time wholly owned subsidiary of Med Ex Delaware, a distributor of diabetic supplies throughout the United States that concentrated principally on Hispanic patients.

Significant Employees and Consultants

Sean Wagner serves as our Vice President of Sales. Mr. Wagner’s business background information is as follows:

Name and Year First Employed	Age	Background Information
Sean Wagner (2012)	41

In February 1991, at the age of 20, Mr. Wagner started as a mechanic for World Fuel Services Corporation, moving into sales shortly thereafter. During his more than 15 years at World Fuel Services, Mr. Wagner became a senior sales executive, assisting the company in increasing its sales from approximately $211 million in 1990 to over $8.7 billion in 2005. In December 2005, Mr. Wagner left World Fuel Services and, in 2006, he started Aviation Fuel International, Inc. (“AFI”), a small aviation fuel reseller that employed a similar business model as Mr. Wagner operated at World Fuels and utilizing Mr. Wagner’s extensive industry relationships. In April 2011, AFI entered into a joint venture with us to finance the acquisition of tanker trucks to provide aviation fuel. Although we were unable to ultimately acquire the trucks, we operated the joint venture with AFI until it was terminated in January 2012 upon our acquisition of AFI. Mr. Wagner thereupon became our Vice President of Sales.

Change of Control

On December 14, 2011, John D. Thomas, P.C. (“JDT”), our controlling shareholder and our former Chief Executive Officer, sold 200 shares of our Series A Preferred Stock to Sean Wagner, the sole shareholder of Aviation Fuel International, Inc. (“AFI”) and the recipient of 7,400,000 shares of common stock in connection with the acquisition of AFI. The consideration for the preferred stock consisted of a secured promissory note (“Note”) issued by Mr. Wagner to JDT, and required Mr. Wagner to grant JDT a security interest in the preferred stock as well as the voting rights attached thereto until the Note is paid in full. Although the preferred stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of preferred stock carries 10,000,000 votes per share and is entitled to vote with our common stockholders on all matters upon which common stockholders may vote. As a result of the purchase and sale of the preferred stock, Mr. Wagner holds a controlling beneficial interest in our Company and, once the Note is paid in full, may unilaterally determine the election of our board of directors and other substantive matters requiring approval of our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 28, 2013, we issued 25,000 shares of common stock to Juan-Carlos Ley, our Chief Executive Officer. Also on January 28, 2013, pursuant to our 2012 Equity Incentive Plan, we issued 150,000 common stock purchase options to each of our directors at an exercise price of $1.65 per share.

On December 14, 2011, we issued 500,000 shares of restricted common stock to our former Chief Executive Officer.

On December 14, 2011, John D. Thomas, P.C. (“JDT”), our controlling shareholder and our former Chief Executive Officer, sold 200 shares of our Series A Preferred Stock to Sean Wagner, the sole shareholder of Aviation Fuel International, Inc. (“AFI”) and the recipient of 7,400,000 shares of common stock in connection with the acquisition of AFI. The consideration for the preferred stock consisted of a secured promissory note (“Note”) issued by Mr. Wagner to JDT, and required Mr. Wagner to grant JDT a security interest in the preferred stock as well as the voting rights attached thereto until the Note is paid in full. Although the preferred stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of preferred stock carries 10,000,000 votes per share and is entitled to vote with our common stockholders on all matters upon which common stockholders may vote. As a result of the purchase and sale of the preferred stock, Mr. Wagner holds a controlling beneficial interest in our Company and, once the Note is paid in full, may unilaterally determine the election of our board of directors and other substantive matters requiring approval of our stockholders.

Also on December 14, 2011, we converted approximately $1.15 million in loans, notes, and accrued liabilities owed to John D. Thomas, our former Chief Executive Officer, into 500,000 shares of restricted common stock.

On April 6, 2010, we issued 200 shares of Series A Preferred Stock to John D. Thomas, P.C., a corporation controlled by John D. Thomas, our former Chief Executive Officer and a former member of the board of directors. Each share of preferred stock carries ten million (10,000,000) and is able to vote together with holders of our common shares on any matter upon which our common stockholders may vote. As a result of the issuance of the preferred stock, Mr. Thomas is able to unilaterally control the election of our board of directors and approve any other item which would require approval of holders of a majority of our voting shares.

On May 25, 2010, we issued 500,000 shares of our common stock to an entity owned and controlled by our former Chief Executive Officer.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation for the three fiscal years ended December 31, 2012 of each person who served as our principal executive officer or principal financial and accounting officer collectively, (the “Named Executive Officers”) including any other executive officer who received more than $100,000 in annual compensation from the Company. Except as noted in footnote (2) below, we did not award cash bonuses, stock awards, stock options or non-equity incentive plan compensation to any Named Executive Officer during the three years ended December 31, 2012, thus these items are omitted from the table below:

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards	All Other Compensation	Total

Juan Carlos Ley	2012	$16,250	$—	$—	$16,250
Chief Executive Officer	2011	$—	$—	$—	$—
and Chief Financial Officer	2010	$—	$—	$—	$—

Russell Adler(1)	2012	$43,600	$—	$—	$43,600
Chief Executive Officer	2011	$—	$1,000,000	$—	$1,000,000
and Chief Financial Officer	2010	$—	$—	$—	$—

Mark D. Klok	2012	$—	$—	$—	$—
Chief Executive Officer	2011	$—	$—	$—	$—
and Chief Financial Officer	2010	$—	$5,000,000	$—	$5,000,000

John D. Thomas	2012	$—	$—	$—	$—
Chief Executive Officer	2011	$—	$—	$—	$—
and Chief Financial Officer	2010	$—	$150,000	$—	$150,000

(1)	In 2012, Mr. Adler received a grant of options to acquire 2,250,000 shares pursuant to our 2012 Equity Incentive Plan. These options were subsequently canceled in connection with the termination of Mr. Adler’s employment with the Company.

There is no other arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as such.

Equity Incentive Plan

On September 7, 2012, our board of directors adopted our 2012 Equity Incentive Plan (hereafter, the “Plan”). The Plan allows for the grant and issuance of common stock purchase options and grants of restricted common stock to employees, non-employee directors, consultants, and advisors of the Company. We have reserved 6,000,000 shares of common stock for issuance under the Plan. As of March 1, 2013, we have outstanding options to 4 persons under the Plan to acquire 370,000 shares of our common stock at a weighted-average exercise price of $1.34 per share. 125,000 of the options are vested, with the remainder vesting ratably over a 3-year period commencing from the later of: (i) January 1, 2013, or (ii) the date of grant. The options expire after 5 years if unexercised or if terminated earlier pursuant to the rules of the Plan. There are no other grants or awards currently outstanding under the Plan. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Plan which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 13, 2012.

Outstanding Equity Awards at Fiscal Year-End

Our Named Executive Officers did not have any unexercised options or stock awards that have not vested outstanding at the end of our last fiscal year. Other than as noted above, we did not grant any equity awards to our Named Executive Officers or directors during the three years ended December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of March 1, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as us. Our address is 510 Shotgun Road, Suite 110, Sunrise, Florida 33325. As of March 1, 2013, we had 15,266,799 shares of common stock outstanding and 200 shares of preferred stock outstanding. While each of our shares of common stock holds one vote, each share of our preferred stock holds ten million (10,000,000) votes. The following table describes the ownership of our voting securities (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to own beneficially more than 5% of our common stock or any shares of our preferred stock.

	Amount and Nature of Beneficial Ownership
Name	Sole Voting and Investment Power	Options Exercisable Within 60 Days	Other Beneficial Ownership	Total(1)	Percent of Class Outstanding(2)
Juan Carlos Ley	25,000	—	—	25,000	*
Thomas McConnell, Jr.	—	37,500	—	37,500	*
Paul Douglas Major	—	37,500	—	37,500	*
Sean Wagner(3)	9,226,622	—	—	9,226,622	60.44%
John D. Thomas, P.C.(4)	500,000	—	—	500,000	3.28%
Aviation Mondial	1,547,662	—	—	1,547,662	10.14%
Peak One Opportunity Fund, L.P.(5)	34,951	362,267	—	397,218	2.54%
Summit Trading Limited	1,015,889	—	—	1,015,889	6.65%
All current directors and executive officers as a group (3 persons)	25,000	75,000	—	100,000	*

____________________

*	Indicates less than one percent.

(1)	The calculation of total beneficial ownership for each person in the table above is based upon the number of shares of common stock beneficially owned by such person, together with any options, warrants, rights, or conversion privileges held by such person that are currently exercisable or exercisable within 60 days of the date of this prospectus.
(2)	Based on 15,266,799 shares of our common stock, par value $0.0001 per share, outstanding as of March 1, 2013. Excludes voting rights applicable to shares of our preferred stock. See footnotes (3) and (4) for a discussion of the percentage of outstanding voting rights beneficially held when taking into account our shares of preferred stock.
(3)	In addition to the shares of common stock shown above, Mr. Wagner also holds 200 shares of our preferred stock which collectively hold 200,000,000 votes. Mr. Wagner has granted a proxy to John D. Thomas, P.C. (“JDT”) covering the voting rights of these preferred shares, as well as 4,326,622 shares of common stock held by Mr. Wagner. See “Change in Control” on page 24 above for a more detailed description of this transaction. If the votes of the preferred stock are taken into account, Mr. Wagner would beneficially hold 97.19% of the voting securities of the Company.
(4)	Includes 500,000 shares of common stock held directly but excludes 200 shares of preferred stock and 4,326,622 shares of common stock held by Sean Wagner, a voting proxy for which has been granted to JDT. If the votes of the preferred stock and these shares of common stock are taking into account, JDT would beneficially hold 93.14% of the voting securities of the Company. John D. Thomas, the sole shareholder of JDT, is not an executive officer or director of the Company.
(5)	Includes 14,951 shares of common stock held directly and 20,000 shares of common stock held by Peak One Investments, LLC, the general partner and manager of Peak One Opportunity Fund, L.P. Also includes 362,267 shares of common stock issuable from the conversion of the Debentures. For purposes of the table above, the number of shares beneficially held assumes that Debentures in the face amount of $220,000 have been converted into common stock at a weighted average conversion price of $0.90 per share, which is based on a discount from the bid price of our shares on the date the first of the Debentures were issued. The number of shares to be received from conversion of the Debentures has been increased by 48.2%, which is the standard deviation of our stock price since the date of the Signing Debenture Because the Debentures are convertible at the lower of such price or a discount from the bid price for the 20-day trading period prior to conversion, the actual conversion price may differ substantially and the number of shares issuable from such conversion could therefore be substantially greater than shown in the table above.

DESCRIPTION OF CAPITAL STOCK

The selling stockholders are offering up to 397,218 shares of our common stock for resale in quoted or private transactions, at fixed or negotiated prices. The following description of our capital stock is based on relevant portions of the Delaware General Corporation Law, or the “DGCL,” and on our Certificate of Incorporation (also sometimes referred to as our “charter”) and Bylaws. This summary may not contain all of the information that is important to you, and we refer you to the DGCL and our Certificate of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

Fuelstream was organized as a corporation under the laws of the State of Delaware on July 12, 1996. Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share and 200 shares of preferred stock, par value $0.0001 per share. As of December 31, 2012, there were approximately 393 record holders of our common stock. We have also granted common stock purchase options under our 2012 Equity Incentive Plan as described under “Equity Incentive Plan” below. Other than 370,000 common stock purchase options awarded under our 2012 Equity Incentive Plan, there are no outstanding other options or warrants to purchase our stock.

Our charter provides that our board of directors may not amend our Certificate of Incorporation without approval of our shareholders, including holders of our preferred shares. A decrease or increase in the number of shares of capital stock which we may issue would require an amendment of our charter.

At March 1, 2013, we had 15,266,979 shares of common stock outstanding and 200 shares of preferred stock outstanding. The number of shares outstanding does not include shares of common stock that we are required to issue in the event of a conversion of the Debentures.

Title of Class	Amount Authorized	Amount Held by Us or for our Account(1)	Amount Outstanding Exclusive of Amounts Shown Under(1)
Common stock, par value $.0001 per share	50,000,000	—	15,266,979
Preferred stock, par value $.0001 per share (2)	200	—	—
	50,000,200	0	15,266,979

____________________

(1)	Calculated as of March 1, 2013.

(2)	Shares of our preferred stock are not convertible into common stock. See “Preferred Stock” below.

Common Stock

Our charter authorizes us to issue up to 50,000,000 shares of common stock. All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges. If and when we issue shares of common stock to the selling stockholders as a result of conversion of the Debentures, such shares will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors.

Preferred Stock

Our charter authorizes us to issue up to 200 shares of preferred stock. All 200 of these preferred shares are issued and outstanding as of March 1, 2013. Although the preferred stock carries no dividend, distribution, liquidation or conversion rights, each share of preferred stock carries ten million (10,000,000) votes and holders of our preferred stock are able to vote together with our common stockholders on all matters. Consequently, the holder of our preferred stock is able to unilaterally control the election of our board of directors and, ultimately, the direction of our Company.

Equity Incentive Plan

On September 7, 2012, our board of directors adopted our 2012 Equity Incentive Plan (hereafter, the “Plan”). The Plan allows for the grant and issuance of common stock purchase options and grants of restricted common stock to employees, non-employee directors, consultants, and advisors of the Company. We have reserved 6,000,000 shares of common stock for issuance under the Plan. As of March 1, 2013, we have outstanding options to 4 persons under the Plan to acquire 370,000 shares of our common stock at a weighted-average exercise price of $1.34 per share. 125,000 of the options are vested, with the remainder vesting ratably over a 3-year period commencing from the later of: (i) January 1, 2013, or (ii) the date of grant. The options expire after 5 years if unexercised or if terminated earlier pursuant to the rules of the Plan. There are no other grants or awards currently outstanding under the Plan. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Plan which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 13, 2012.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the General Corporation Law of Delaware (hereafter, the “DGCL”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Delaware law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

We have previously entered into indemnification agreements with certain of our current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at our request as a director, officer, employee or agent of another entity. If appropriate, we are entitled to assume the defense of the claim with counsel selected by us and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by us, (2) the indemnitee reasonably concludes there may be a conflict of interest or (3) we have not, in fact, employed counsel to assume the defense of such claim.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Provisions of the DGCL and Our Charter and Bylaws

Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

Business Combinations

Section 203 of the DGCL, is applicable to corporations organized under the laws of the State of Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation; or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person referred to in clause (1) or (2) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's charter or by-laws, elect not to be governed by this section, effective twelve months after adoption. Our charter and by-laws do not exclude us from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the board of directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 31, 2011, we dismissed our previous independent accountant, Chisolm, Bierwolf, Nilson & Morrill, LLP (hereafter “CBNM”), due to the fact that CBNM informed us of the pending revocation of CBNM’s registration with the Public Company Accounting Oversight Board. Our board of directors approved the decision to change our independent accountants.

The report of CBNM regarding our financial statements for the fiscal years ended December 31, 2010 and 2009, as well as our financial statements contained in our annual reports on Form 10-K for the fiscal years ended December 31, 2010 and 2009, did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such report on our financial statements contained an explanatory paragraph in respect to uncertainty as to our ability to continue as a going concern.

During the two years ended December 31, 2010 and during the period from December 31, 2010 through to March 31, 2011, the date of dismissal, there were no disagreements with CBNM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CBNM would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Also on March 31, 2011, we engaged Morrill & Associates, LLC (“Morrill”), independent registered accountants, as our independent accountant following the dismissal of CBNM. As of the date of this registration statement, Morrill remains our independent registered accountants. Prior to the engagement of Morrill, we had not consulted with Morrill regarding either:

(a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Morrill concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

(b) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the past three years, there have not been any disagreements with our current or previous independent registered accountants concerning accounting and financial disclosure or any other matter

LEGAL MATTERS

The legality of certain securities offered by this prospectus will be passed upon for us by Kenneth I. Denos, P.C., Draper, UT (“KIDPC”). KIDPC is a holder of 396,167 shares of our common stock and Kenneth I. Denos, the sole shareholder of KIDPC, is also a holder of 214,929 shares of our common stock.

EXPERTS

The audited financial statements of the Company as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011 included in this prospectus have been audited by Morrill and Associates, LLC, independent registered public accounting firm, as indicated in their report with respect thereto. Such financial statements have been so included in reliance on the report given upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto contained in the registration statement.

We also file annual, quarterly and current periodic reports and other information with the SEC under the Securities Exchange Act of 1934. You can inspect these reports and other information, as well as the registration statement and the related exhibits and schedules, without charge, at the public reference facilities of the SEC at room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on the SEC’s web site about us is not incorporated into this prospectus, and you should not consider information contained on the SEC’s web site to be part of this prospectus.

PART C---OTHER INFORMATION

Item 25. Financial Statements and Exhibits

1. Financial Statements

The following financial statements of Fuelstream, Inc. are included in Part A “Information Required in a Prospectus” of the Registration Statement:

FUELSTREAM, INC.

All other information required in the financial statement schedules has been incorporated in the financial statements or notes thereto or has been omitted since the information is not applicable or not present in amounts sufficient to require submission of the schedule.

F-1-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Fuelstream, Inc.(formerly SportsNuts, Inc.)

Draper, UT

We have audited the accompanying balance sheets of Fuelstream, Inc., as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fuelstream, Inc. as of December 31, 2011 and 2010 and the results of its operations and cash flows for the years ended December 31, 2011 and 2010 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered recurring losses, and has no significant current operations which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Morrill & Associates

Morrill& Associates

Clinton, Utah 84015

April16, 2012

F-2-

FUELSTREAM, INC.
(formerly SportsNuts, Inc.)
Balance Sheets

ASSETS
	December 31,	December 31,
	2011	2010

CURRENT ASSETS

Cash and cash equivalents	$564	$89
Loans receivable	183,500	—

Total Current Assets	184,064	89

TOTAL ASSETS	$184,064	$89

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$84,141	$77,857
Due to related parties	29,254	252,508
Accrued expenses	801,110	2,527,484
Notes payable	232,000	27,000
Notes payable - related parties	493,500	684,066

Total Current Liabilities	1,640,005	3,568,915

TOTAL LIABILITIES	1,640,005	3,568,915

STOCKHOLDERS' DEFICIT

Preferred stock, $0.0001 par value; 200 shares
authorized, 200 shares issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares
authorized, 3,167,747 and 512,167 shares issued
and outstanding, respectively	317	51
Additional paid-in capital	30,649,006	26,106,635
Accumulated deficit	(32,105,264)	(29,675,512)

Total Stockholders' Deficit	(1,455,941)	(3,568,826)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$184,064	$89

The accompanying notes are an integral part of these financial statements

F-3-

FUELSTREAM, INC.
(formerly SportsNuts, Inc.)
Statements of Operations

	For the Years Ended
	December 31,
	2011	2010

NET SALES	$—	$—

COST OF SALES	—	—

GROSS MARGIN	—	—

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES

Salaries and consulting	2,749,667	5,243,145
Professional fees	222,848	101,806
Selling, general and administrative	949	84,236

Total Selling, General and
Administrative Expenses	2,973,464	5,429,187

LOSS FROM OPERATIONS	(2,973,464)	(5,429,187)

OTHER INCOME (EXPENSES)

Gain on forgiveness of debt	651,758	—
Interest expense	(140,411)	(120,867)

Total Other Income (Expenses)	511,347	(120,867)

LOSS BEFORE INCOME TAXES	(2,462,117)	(5,550,054)

INCOME TAX EXPENSE	—	—

NET LOSS	$(2,462,117)	$(5,550,054)

BASIC AND DILUTED:
Net loss per common share	$(2.89)	$(17.70)

Weighted average shares outstanding	850,656	313,537

The accompanying notes are an integral part of these financial statements

F-4-

FUELSTREAM, INC.
(formerly SportsNuts, Inc.)
Statements of Stockholders' Deficit
For the Period January 1, 2009 through December 31, 2011

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2009	—	$—	12,167	$1	$21,033,134	$(23,949,846)	$(2,916,711)

Record sale of Rocky Mountain Sports Alliance	—	—	—	—	(76,449)	93,373	16,924

Net loss for the year ended
December 31, 2009	—	—	—	—	—	(268,985)	(268,985)

Balance, December 31, 2009	—	—	12,167	1	20,956,685	(24,125,458)	(3,168,772)

Preferred stock issued for services	200	—	—	—	150,000	—	150,000

Common stock issued for services	—	—	500,000	50	4,999,950	—	5,000,000

Net loss for the year ended
December 31, 2010	—	—	—	—	—	(5,550,054)	(5,550,054)

Balance, December 31, 2010	200	—	512,167	51	26,106,635	(29,675,512)	(3,568,826)

Common stock issued for services, April 2011	—	—	35,000	4	349,996	—	350,000

Common stock issued for rounding up for	—	—	98,911	10	(10)	—	—
reverse stock split, June 2011

Common stock issued for services,
August 2011	—	—	30,000	3	74,997	—	75,000

Common stock issued for services,
September 2011	—	—	333,334	33	373,301	—	373,334

Common stock issued for services,
October 2011	—	—	550,000	55	560,945	—	561,000

Common stock issued for services,
December 2011	—	—	716,667	72	1,433,262	—	1,433,334

Common stock issued for conversion of debt
December 2011	—	—	891,668	89	1,782,245	—	1,782,334

Record write off of Sportzz.com	—	—	—	—	(32,365)	32,365	—

Net loss for the year ended
December 31, 2011	—	—	—	—	—	(2,462,117)	(2,462,117)

Balance, December 31, 2011	200	$—	3,167,747	$317	$30,649,006	$(32,105,264)	$(1,455,941)

The accompanying notes are an integral part of these financial statements

F-5-

FUELSTREAM, INC.
(formerly SportsNuts, Inc.)
Statements of Cash Flows

	For the Years Ended
	December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(2,462,117)	$(5,550,054)
Adjustments to reconcile net loss to net
cash used by operating activities:
Gain on forgiveness of debt	(651,758)	—
Common stock issued for services	2,792,668	5,000,000
Preferred stock issued for services	—	150,000
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	155,683	304,380
Due to related parties	115,999	60,844

Net Cash Used by Operating Activities	(49,525)	(34,830)

CASH FLOWS FROM INVESTING ACTIVITIES:

Payments for loans receivable	(183,500)	—

Net Cash Used by Investing Activities	(183,500)	—

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from notes payable	220,000	27,000
Payment on notes payable	(15,000)	—
Proceeds from notes payable - related parties	28,500	7,400

Net Cash Provided by Financing Activities	$233,500	$34,400

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$475	$(430)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	89	519

CASH AND CASH EQUIVALENTS, END OF PERIOD	$564	$89

SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:

Interest	$303	$74
Income taxes	$—	$—

Non-cash activity:

Common stock issued for services	$2,792,668	$5,000,000
Preferred stock issued for services	$—	$150,000
Common stock issued for conversion of debt	$1,782,334	$—

The accompanying notes are an integral part of these financial statements

F-6-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

a.	Organization and Description of Business

Fuelstream, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on July 12, 1996 under the name of “Durwood, Inc.” From April 6, 1999 to April 9, 2010, the Company operated as a sports marketing firm under the name of “Sportsnuts.” Inc. On April 9, 2010, the Company changed its name to Fuelstream, Inc. and changed its business model to become a fuel transportation and logistics company.

b.	Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year end.

c.	Cash and Cash Equivalents

Cash Equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

d.	Accounts Receivable

Accounts receivable are recorded net of the allowance for doubtful accounts of $-0- as of December 31, 2011 and 2010. The Company generally offers 30-day credit terms on sales to its customers and requires no collateral. The Company maintains an allowance for doubtful accounts which is determined based on a number of factors, including each customer’s financial condition, general economic trends and management judgment.

e.	Revenue Recognition

Revenue is recognized upon completion of services or delivery of goods where the sales price is fixed or determinable and collectibility is reasonably assured. Advance customer payments are recorded as deferred revenue until such time as they are recognized. The Company does not offer any cash rebates. Returns or discounts, if any, are netted against gross revenues. For the years ended December 31, 2011 and 2010, sales are recorded net of the allowance for returns and discounts of $-0-.

f.	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g.	Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense is included in cost of sales in the consolidated statements of operations

F-7-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

as it relates directly to the revenues associated with events managed by the Company. Advertising expense for the years ended December 31, 2011 and 2010 was $-0-.

h.	Basic and Fully Diluted Net Loss Per Share

	For the Years Ended December 31,
	2011	2010
Basic and fully diluted net loss per share:

Loss (numerator)	$(2,462,117)	$(5,550,054)
Shares (denominator)	850,656	313,537
Per share amount	$(2.89)	$(17.70)

The basic income (loss) per share of common stock is based on the weighted average number of shares issued and outstanding during the period of the financial statements. The Company has no common stock equivalents outstanding.

i.	Income Taxes

The Financial Accounting Standards Board (FASB) has issued FASB ASC 740-10.  FASB ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than- not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At December 31, 2011 the Company had net operating loss carryforwards of approximately $10,958,000 that may be offset against future taxable income through 2031. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

F-8-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net deferred tax assets consist of the following components as of December 31, 2011 and 2010:

	2011	2010
Deferred tax assets:
NOL Carryover	$10,958,000	$10,121,000
Valuation allowance	(10,958,000)	(10,121,000)

Net deferred tax asset	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the years ended December 31, 2011 and 2010 due to the following:

	2011	2010
Current Federal Tax	$—	$—
Current State Tax	—	—
Change in NOL Benefit	837,000	1,887,000
Valuation allowance	(837,000)	(1,887,000)
	$—	$—

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows for the years ended December 31, 2011 and 2010:

	2011	2010
Beginning balance	$—	$—
Additions based on tax positions related to current year	—	—
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Reductions in benefit due to income tax expense	—	—
Ending balance	$ - -	$ - -

At December 31, 2011, the Company had no unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes.  As of December 31, 2011 and 2010, the Company had no accrued interest or penalties related to uncertain tax positions.

F-9-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2011, 2010 and 2009.

j.	Reclassifications

Certain amounts in the accompanying financial statements have been reclassified to conform to the current year presentation. These reclassifications have no material affect on the financial statements.

k.	Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2011	2010

Accrued compensation	$—	$1,585,104
Accrued interest	801,110	942,380
Total accrued expenses	$801,110	$2,527,484

l. Recent Accounting Pronouncements

We have reviewed accounting pronouncements issued during the past two years and have adopted any that are applicable to our company. We have determined that none had a material impact on our financial position, results of operations, or cash flows for the years ended December 31, 2011 and 2010.

m.	Financial Instruments

On January 1, 2008, the Company adopted FASB ASC 820-10-50, “Fair Value Measurements.”  This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

- Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

- Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

- Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the balance sheets for the cash and cash equivalents,

F-10-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

NOTE 2- NOTES PAYABLE

Notes payable consisted of the following:
	December 31, 2011	December 31, 2010
Notes payable to companies, unsecured, interest at 10%, due on demand.	232,000	12,000
Notes payable to an individual, unsecured, interest at 12%, due on demand.	—	15,000
Total notes payable	232,000	27,000
Less: current portion	(232,000)	(27,000)
Long-term notes payable	$—	$—
Maturities of notes payable are as follows:
Year Ending December 31,		Amount
2012		$232,000
Total		$232,000

Accrued interest on notes payable for the years ended December 31, 2011 and 2010 was $16,308 and $513, respectively.

F-11-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 3- NOTES PAYABLE - RELATED PARTIES

Notes payable - related parties consist of the following:
	December 31, 2011	December 31, 2010
Note payable to a shareholder, secured by tangible and intangible assets of the Company,interest at 16%, principal and interest due April 1, 2000, past due. Note is convertible into common stock of the Company at $10.00 per share.	$450,000	$450,000
Note payable to a related individual, secured by tangible assets of the Company, interest at 16%,principal and interest due May 4, 2000, past due. Note is convertible into common stock of the Company at $1.00 per share.	—	20,000
Notes payable to related individuals, unsecured,interest at 10%, due on demand.	43,500	192,566
Notes payable to a related individual, unsecured, interest at 13%, due on demand.	—	21,500
Total notes payable - related parties	493,500	684,066
Less: current portion	(493,500)	(684,066)
Long-term notes payable - related parties	$—	$—

Maturities of notes payable - related parties are as follows:
Year Ending December 31,		Amount
2012		$493,500
Total		$493,500

Accrued interest on notes payable – related parties for the years ended December 31, 2011 and 2010 was $742,177 and $839,448, respectively.

NOTE 4 - LOANS RECEIVABLE

On April 11, 2011, the Company entered into a joint venture agreement (the “Joint Venture”) with Aviation Fuel International, Inc. (“AFI”), a Florida corporation, to provide for the supply of aviation fuel to various commercial aircraft via tanker trucks which are intended to be acquired by the Joint Venture. Pursuant to the Joint Venture, the Company was obligated to contribute working capital of $200,000 within 90 days of the effective date of the Joint Venture for the purchase of the tanker trucks, as well as salaries, benefits, and taxes regarding the operation thereof. The Company contributed $183,500 toward its working capital obligation under the Joint Venture. This amount has been recorded on the balance sheet as Loans Receivable as of December 31, 2011.On January 18, 2012, the Joint Venture was terminated upon completion of the acquisition of AFI by the Company. Consequently, theseLoans Receivable will be eliminated when consolidated with the financial statements of AFI in periods subsequent to the acquisition.

F-12-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 5 - COMMON AND PREFERRED STOCK TRANSACTIONS

On December 14, 2011, the Company issued an aggregate of 891,667 shares of restricted common stock to three creditors of the Company in connection with the retirement of $2,233,891 in various loans, notes, and accrued expenses of the Company in the aggregate. The market value of the stock on the date of issuance was $1,783,334 which offset the loans, notes, and accrued expenses with the remainder of $450,557 recorded as part of the gain on the forgiveness of debt.

During the year ended December 31, 2011, the Company issued an aggregate of 1,635,001 shares of common stock to various contract personnel for services provided. The market value of the stock on the dates of issuance was $2,717,668 and is recorded as “salaries and consulting expense” in the Statements of Operations.

During the year ended December 31, 2011, the Company issued 30,000 shares of common stock for legal services provided. The market value of the stock on the dates of issuance was $75,000 and is recorded as “professional fees expense” in the Statements of Operations.

NOTE 6 - OPTIONS AND WARRANTS

The Company has adopted FASB ASC 718, “Share-Based Payments” (“ASC 718”) to account for its stock options. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of options granted are evaluated and revised, as necessary, to reflect market conditions and our experience. Compensation expense is recognized only for those options expect to vest, with forfeitures estimated at the date of grant based on our historical experience and future expectations. No stock options or warrants were Issued or outstanding during 2010 or 2011.

NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained significant net losses which have resulted in an accumulated deficit at December 31, 2011 of approximately $32,105,264, has negative working capital, and negative cash flows from operations, all of which raise substantial doubt regarding the Company’s ability to continue as a going concern.

To date the Company has funded its operations through a combination of loans and the private placement of its common stock. The acquisition of AFI in January 2012 is expected to result in increased business activity and cash flows from operations. Absent this transaction, there would be substantial doubt as to the Company’s ability to continue operations.

The Company believes these conditions have resulted from the inherent risks associated with small companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of its products and services at levels sufficient to cover its costs and provide a return for investors, (ii) attract additional capital in order to finance growth, (iii) further develop and successfully market commercial products and services, and (iv) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company.

F-13-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 8 - RELATED PARTY TRANSACTIONS

On December 14, 2011, the Company issued 500,000 shares of restricted common stock to its newly-appointed Chief Executive Officer. These shares vested immediately upon such appointment.

On December 14, 2011, John Thomas, the controlling shareholder of the Company and the Company’s former Chief Executive Officer, sold 200 shares of Series A Preferred Stock of the Company (the “Preferred Stock”) to Sean Wagner, the sole shareholder of AFI and the recipient of 7,400,000 shares of common stock in connection with the acquisition of AFI. The consideration for the Preferred Shares consisted of a secured promissory note (“Note”) issued by Mr. Wagner to Mr. Thomas, and required Mr. Wagner to grant Mr. Thomas a security interest in the Preferred Stock as well as the voting rights attached thereto until the Note is paid in full. Although the Preferred Stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of Preferred Stock carries 10,000,000 votes per share and is entitled to vote with the Company’s common stockholders on all matters upon which common stockholders may vote. As a result of the purchase and sale of the Preferred Stock, Mr. Wagner holds a controlling beneficial interest in the Company and, once the Note is paid in full, may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

From time to time, an officer of the Company and an entity he owns paid for expenses of the Company for which he has not been reimbursed. These unreimbursed expenses are disclosed as due to related parties. The balance due at December 31, 2011 and 2010 was $29,254 and $252,508, respectively. Accrued interest on these amounts was $42,435 and $102,229 for the years ended December 31, 2011 and 2010, respectively.

NOTE 9 - JOINT VENTURE

On April 11, 2011, the Company entered into a joint venture agreement (the “Joint Venture”) with AFI to provide for the supply of aviation fuel to various commercial aircraft via tanker trucks which are intended to be acquired by the Joint Venture. Pursuant to the Joint Venture, the Company was obligated to contribute working capital of $200,000 within 90 days of the effective date of the Joint Venture for the purchase of the tanker trucks, as well as salaries, benefits, and taxes regarding the operation thereof. The Company contributed $183,500 toward its working capital obligation under the Joint Venture. On January 10, 2012, the Company completed the acquisition of AFI, resulting in a termination of the Joint Venture.

NOTE 10- SUBSEQUENT EVENTS

On January 18, 2012, the Company completed the acquisition of AFI as described further herein. AFI is a purchaser and reseller of aviation fuel for commercial and private aircraft. The consideration for the acquisition of AFI consisted of 7,400,000 shares of restricted common stock. The acquisition superseded the letter of intent that was entered into between the Company and AFI on March 17, 2011 and terminated the joint venture agreement that was entered into between the Company and AFI on April 11, 2011.

F-14-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 10- SUBSEQUENT EVENTS (Continued)

The Company has evaluated subsequent events for the year ending December 31, 2011 through the date the financial statements were issued, and concluded there were no other events or transactions, other than those disclosed above, occurring during this period that required recognition or disclosure in its consolidated financial statements.

NOTE 11 - REVERSE STOCK SPLIT

On June 14, 2011, our board of directors and the holder of a majority in interest of our voting capital stock approved a 1-for-100 reverse split of our common shares (“Reverse Split”). The Reverse Split became effective on August 3, 2011. As a result of the Reverse Split, each shareholder of record, received one (1) share of common stock for each one hundred (100) shares of common stock they held prior to the Reverse Split, provided however, that fractions of a share were rounded up to the nearest whole share and any registered shareholder who would have otherwise held less than 200 shares following the Reverse Split was rounded up to 200 shares. Consequently, none of our registered shareholders as of the record date held less than 200 shares following the Reverse Split. This rounding up to 200 shares resulted in an additional 98,912 shares issued. These financial statements have been retroactively restated for this change in capital structure.

NOTE 12 - OTHER EVENTS

On November 20, 2011, the Board and holders of a majority of the voting rights of the outstanding capital stock of the Company approved a restatement of the Company’s Certificate of Incorporation (“November Restatement”). The purpose of the November Restatement was to:(i) decrease the number of authorized shares of Preferred Stock to 200 and decrease the number of authorized shares of common stock to 50,000,000, (ii) restate, consistent with the Certificate of Designation filed by the Company on June 14, 2011, with respect to the Preferred Stock, defining the powers, preferences, rights, and restrictions, thereof, and (iii) amend Article VII, which specifies that no amendment or restatement of the Certificate of Incorporation of the Company shall be valid unless approved by holders of a majority of the voting rights of the Company, which approval shall expressly include voting rights associated with the outstanding shares of common stock and Preferred Stock of the Company.

On June 14, 2011, the Company amended and restated the Certificate of Designation to the Company’s Certificate of Incorporation. The Certificate of Designation concerns the rights, preferences, privileges, and restrictions of Series “A” Preferred Stock (the “Preferred Stock”), and the amended and restated Certificate of Designation increased the number of voting rights applicable to each share of Preferred Stock from one million (1,000,000) to ten million (10,000,000).

On June 14, 2011, the Company amended and restated its Certificate of Incorporation to provide for an increase in the authorized common and preferred shares of the Company, a reduction in the par value of the Company’s common and preferred shares from $0.002 to $0.0001 per share, and the removal of a classified board of directors and certain supermajority requirements. The provisions relating to the increase in the authorized shares

F-15-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011, AND 2010

NOTE 12 - OTHER EVENTS (Continued)

of common and preferred stock were superseded by the November Restatement described above.

F-16-

FUELSTREAM, INC.
Consolidated Balance Sheets

ASSETS
	September 30,	December 31,
	2012	2011
	(Unaudited)

CURRENT ASSETS

Cash and cash equivalents	$26,542	$564
Accounts receivable, net	464,376	—
Prepaid expenses	—	—
Loans receivable	—	183,500

Total Current Assets	490,918	184,064

Goodwill	2,557,033	—

TOTAL ASSETS	$3,047,951	$184,064

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$899,989	$84,141
Due to related parties	66,754	29,254
Accrued expenses	875,840	801,110
Notes payable	1,582,016	232,000
Notes payable - related parties	1,448,000	493,500

Total Current Liabilities	4,872,599	1,640,005

TOTAL LIABILITIES	4,872,599	1,640,005

STOCKHOLDERS' DEFICIT

Preferred stock, $0.0001 par value; 200 shares
authorized, 200 shares issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares
authorized, 12,921,297 and 3,167,747 shares issued
and outstanding, respectively	1,292	317
Additional paid-in capital	37,088,406	30,649,006
Accumulated deficit	(38,914,346)	(32,105,264)

Total Stockholders' Deficit	(1,824,648)	(1,455,941)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,047,951	$184,064

The accompanying notes are an integral part of these financial statements.

F-17-

FUELSTREAM, INC.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

NET SALES	$342,370	$—	$740,907	$—

COST OF SALES	189,027	—	566,925	—

GROSS MARGIN	153,343	—	173,982	—

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES

Salaries and consulting	777,236	383,333	824,836	755,333
Professional fees	56,105	49,153	143,751	146,098
Selling, general and administrative	5,216,727	519	5,939,018	904

Total Selling, General and
Administrative Expenses	6,050,068	433,005	6,907,605	902,335

LOSS FROM OPERATIONS	(5,896,725)	(433,005)	(6,733,623)	(902,335)

OTHER INCOME (EXPENSES)

Interest expense	(25,092)	(42,368)	(75,459)	(115,317)

Total Other Income (Expenses)	(25,092)	(42,368)	(75,459)	(115,317)

LOSS BEFORE INCOME TAXES	(5,921,817)	(475,373)	(6,809,082)	(1,017,652)

INCOME TAX EXPENSE	—	—	—	—

NET LOSS	$(5,921,817)	$(475,373)	$(6,809,082)	$(1,017,652)

BASIC AND DILUTED:
Net loss per common share	$(0.53)	$(0.84)	$(0.68)	$(1.86)

Weighted average shares outstanding	11,079,388	565,590	9,983,335	547,971

The accompanying notes are an integral part of these financial statements.

F-18-

FUELSTREAM, INC.
(formerly SportsNuts, Inc.)
Statements of Stockholders' Deficit
For the Period January 1, 2009 through December 31, 2011

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2009	—	$—	12,167	$1	$21,033,134	$(23,949,846)	$(2,916,711)

Record sale of Rocky Mountain Sports Alliance	—	—	—	—	(76,449)	93,373	16,924

Net loss for the year ended
December 31, 2009	—	—	—	—	—	(268,985)	(268,985)

Balance, December 31, 2009	—	—	12,167	1	20,956,685	(24,125,458)	(3,168,772)

Preferred stock issued for services	200	—	—	—	150,000	—	150,000

Common stock issued for services	—	—	500,000	50	4,999,950	—	5,000,000

Net loss for the year ended
December 31, 2010	—	—	—	—	—	(5,550,054)	(5,550,054)

Balance, December 31, 2010	200	—	512,167	51	26,106,635	(29,675,512)	(3,568,826)

Common stock issued for services, April 2011	—	—	35,000	4	349,996	—	350,000

Common stock issued for rounding up for	—	—	98,911	10	(10)	—	—
reverse stock split, June 2011

Common stock issued for services,
August 2011	—	—	30,000	3	74,997	—	75,000

Common stock issued for services,
September 2011	—	—	333,334	33	373,301	—	373,334

Common stock issued for services,
October 2011	—	—	550,000	55	560,945	—	561,000

Common stock issued for services,
December 2011	—	—	716,667	72	1,433,262	—	1,433,334

Common stock issued for conversion of debt
December 2011	—	—	891,668	89	1,782,245	—	1,782,334

Record write off of Sportzz.com	—	—	—	—	(32,365)	32,365	—

Net loss for the year ended
December 31, 2011	—	—	—	—	—	(2,462,117)	(2,462,117)

Balance, December 31, 2011	200	$—	3,167,747	$317	$30,649,006	$(32,105,264)	$(1,455,941)

The accompanying notes are an integral part of these financial statements

F-19-

FUELSTREAM, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(6,809,082)	$(1,017,652)
Adjustments to reconcile net loss to net
cash used by operating activities:
Common stock issued for services	5,883,875	723,334
Bad debt expense	670,000	—
Changes in operating assets and liabilities:
Accounts receivable	(134,376)	—
Prepaid expenses	—	—
Accounts payable and accrued expenses	323,561	119,447
Bank overdraft	—	—
Due to related parties	37,500	126,000

Net Cash Used by Operating Activities	(28,522)	(48,871)

CASH FLOWS FROM INVESTING ACTIVITIES:

Payments for loans receivable	—	(183,500)

Net Cash Used by Investing Activities	—	(183,500)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from notes payable	100,000	220,000
Payment on notes payable	—	(15,000)
Proceeds from notes payable - related parties	—	28,500
Payment on notes payable - related parties	(45,500)	—

Net Cash Provided by Financing Activities	$54,500	$233,500

NET INCREASE IN CASH AND CASH EQUIVALENTS	$25,978	$1,129

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	564	89

CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,542	$1,218

SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:

Interest	$728	$1,010
Income taxes	$—	$—

Non-cash activity:

Common stock issued for services	$5,883,875	$723,334

The accompanying notes are an integral part of these financial statements

F-20-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2012 AND 2011

(Unaudited)

NOTE 1 BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company’s audited financial statements and notes thereto included in its Form 10-K filed on April 13, 2012. Operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012.

NOTE 2 GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements have been prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As reported in its Annual Report on Form 10-K for the year ended December 31, 2011, the Company has an accumulated deficit of $32,105,264 from inception of the Company through December 31, 2011. The accumulated deficit as of September 30, 2012 was $38,914,346 and the total stockholders’ deficit at September 30, 2012 was $1,824,648 and had working capital deficit, continued losses, and negative cash flows from operations. These factors combined, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to address and alleviate these concerns are as follows:

The Company’s management continues to develop a strategy of exploring all options available to it so that it can develop successful operations and have sufficient funds, therefore, as to be able to operate over the next twelve months. The Company is attempting to improve these conditions by way of financial assistance through issuances of additional equity and by generating revenues by brokering the sale of aircraft fuel. No assurance can be given that funds will be available, or, if available, that it will be on terms deemed satisfactory to management.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

F-21-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2012 AND 2011

(Unaudited)

NOTE 3 ACQUISITION

On January 18, 2012 the Company completed the acquisition of 100% of the equity of Aviation Fuel International, Inc., a Florida corporation (“AFI”). AFI is a purchaser and reseller of aviation fuel for commercial and private aircraft. The consideration for the acquisition of AFI consisted of 7,400,000 shares of restricted common stock and a note payable in the amount of $1,000,000. As part of the acquisition, the Company recorded goodwill in the amount of $2,557,033. Various items contributed to the amount recorded as goodwill such as net present value of forecasted cash flows, current fuel sales contracts, and a non-compete agreement with the President of AFI who has highly valued contacts and experience in the industry.

Following is a pro-forma statement of operations for the nine months ended September 30, 2012 and 2011 as though the acquisition of AFI had occurred at the beginning of each period.

	For the Nine Months Ended
	September 30,
	2012	2011

NET SALES	$740,907	$4,540,255

COST OF SALES	566,925	4,275,990

GROSS MARGIN	173,982	264,265

Total Selling, General and
Administrative Expenses	6,907,605	291,265

LOSS FROM OPERATIONS	(6,733,623)	(27,000)

OTHER INCOME (EXPENSES)

Interest expense	(75,459)	—

Total Other Income (Expenses)	(75,459)	—

LOSS BEFORE INCOME TAXES	(6,809,082)	(27,000)

INCOME TAX EXPENSE	—	—

NET LOSS	$(6,809,082)	$(27,000)

BASIC AND DILUTED:
Net loss per common share	$(0.68)	$(0.05)

Weighted average shares outstanding	9,983,335	512,167

NOTE 4 LOSS CONTINGENCIES

The Company and or its subsidiaries is involved with various legal proceedings as described in Part II Item I of this Form 10-Q. The Company has evaluated these contingencies per the requirements of ASC 450-20 (previously SFAS 5, “Accounting for Contingencies”) and determined that the likelihood of loss from these proceedings are remote. Furthermore, the amount of potential loss cannot be reasonably estimated. For these reasons, no loss contingencies have been accounted for.

F-22-

FUELSTREAM, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2012 AND 2011

(Unaudited)

NOTE 5 SUBSEQUENT EVENTS

On October 8, 2012, John D. Thomas was appointed as President, Secretary, and a member of the Board of Directors.

On November 14, 2012, Juan Carlos Ley was appointed as Chief Executive Officer and a member of the Board of Directors.

The Company has evaluated subsequent events for the period ending September 30, 2012 through the date the financial statements were issued, and concluded there were no additional events or transactions, other than those disclosed above, occurring during this period that required recognition or disclosure in its consolidated financial statements.

F-23-

PROSPECTUS

FUELSTREAM, INC.

UP TO 397,218 SHARES OF

COMMON STOCK

TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until June 22, 2013 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS MARCH 22, 2013

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$126.51
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,000.00
Total expenses	$31,126.51

Item 14. Indemnification of Directors and Officers

Pursuant to our charter and under the General Corporate Law of Delaware, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Delaware law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through by-law provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

The Company has previously entered into indemnification agreements with each of its current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at the request of the Company as a director, officer, employee or agent of another entity. If appropriate, the Company is entitled to assume the defense of the claim with counsel selected by the Company and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by the Company, (2) the indemnitee reasonably concludes there may be a conflict of interest, or (3) the Company has not, in fact, employed counsel to assume the defense of such claim.

Item 15. Recent Sales of Unregistered Securities

On May 28, 2010, the Company issued 500,000 shares of restricted common stock to its then-Chief Executive Officer.

On April 29, 2011, the Company issued 35,000 shares of restricted common stock to 4 persons for services rendered.

On September 16, 2011, the Company issued 333,334 shares of restricted common stock to a consultant of the company for services rendered.

On October 4, 2011, the Company issued 550,000 shares of restricted common stock to 2 persons for services rendered.

On December 16, 2011, the Company converted approximately $1.7 million in various debts of the Company in exchange for an aggregate of 891,667 shares of restricted common stock issued to 3 persons.

On December 16, 2011 the Company issued 716,667 shares of restricted common stock to various service providers, including 500,000 shares of common stock to its then-Chief Executive Officer.

On January 18, 2012, in connection with the completion of the acquisition of Aviation Fuel International, Inc. (“AFI”), the Company issued 7,400,000 shares of common stock to Sean Wagner, the sole shareholder of AFI.

On September 7, 2012, pursuant to the Company’s 2012 Equity Incentive Plan, the Board of Directors of the Company (“Board”) approved the grant of 2,670,000 common stock purchase options (collectively, the “Options”) to 5 individuals at an exercise price of $0.01 per share. Only 840,000 of the Options are vested with 740,000 of such vested Options being issued to Mr. Russell Adler, former Chief Executive Officer of the Company. The remaining 2,245,000 Options are unvested and are subject to various performance criteria as set forth in the individual consulting and employment agreements with such option holders. The Board has subsequently canceled 2,600,000 of the options and has amended the grant date of the remaining 70,000 options to October 1, 2012.

On September 10, 2012, the Company issued an aggregate of 290,000 shares of restricted common stock to 4 persons for services rendered.

On September 10, 2012, the Company issued an aggregate of 2,063,550 shares of restricted common stock to its joint venture partners in AFI South Africa, LLC to convert their joint venture interest into shares of the Company.

On October 2, 2012, we issued the Signing Debenture in the principal amount of $120,000 to Peak One Opportunity Fund, L.P. (“Peak One”).

On October 5, 2012, the Company issued an aggregate of 150,000 restricted shares of unregistered common stock to two former employees of the Company.

On October 16, 2012, the Company issued an aggregate of 2,040,551 restricted shares of unregistered common stock to two accredited investors in private transactions as payment for services rendered during 2012.

On January 28, 2013, we issued an aggregate of 49,951 shares of common stock to employees and consultants of the Company. Also on January 28, 2013, pursuant to our 2012 Equity Incentive Plan, we issued 150,000 common stock purchase options to each of our directors at an exercise price of $1.65 per share.

On February 1, 2013, we issued the Filing Debenture in the principal amount of $100,000 to Peak One.

With respect to the transactions noted above, no solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the securities as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item. 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on November 22, 2011).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on June 17, 2011).
5.1	Opinion of Kenneth I. Denos, P.C.
10.1.	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K/A filed on September 18, 2012).
10.2	2012 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K/A filed on September 18, 2012).
10.3	Securities Purchase Agreement between the Registrant and Peak One Opportunity Fund, L.P., dated October 2, 2012 (including exhibits).
13.1	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (incorporated by reference to Registrant’s Annual Report on Form 10-K filed on April 17, 2012).
13.2	The Registrant’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2012 (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed on November 19, 2012).
14.1	Code of Ethics for the Registrant.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Morrill & Associates, LLC.

Item 17. Undertakings

Undertakings of the Registrant

The Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the General Corporation Law of Delaware (hereafter, the “DGCL”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Delaware law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

We have previously entered into indemnification agreements with certain of our current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at our request as a director, officer, employee or agent of another entity. If appropriate, we are entitled to assume the defense of the claim with counsel selected by us and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by us, (2) the indemnitee reasonably concludes there may be a conflict of interest or (3) we have not, in fact, employed counsel to assume the defense of such claim.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on the 14th day of March, 2013.

FUELSTREAM, INC.
Date: March 14, 2013	By: /Juan Carlos Ley
Juan Carlos Ley Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints Juan Carlos Ley and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas McConnell, Jr.	Director	March 14, 2013
Thomas McConnell, Jr.
/s/ Paul Douglas Major	Director	March 14, 2013
Paul Douglas Major
/s/ Juan Carlos Ley	Chief Executive Officer	March 14, 2013
Juan Carlos Ley	(principal financial and accounting officer)